UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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AVIENT CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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AVIENT™

CREATING A WORLD-CLASS, SUSTAINABLE ORGANIZATION

PROXY STATEMENT 2023

TABLE OF CONTENTS

Message from our CEO	i
Notice of 2023 Annual Meeting of Shareholders	ii
Record Date	ii
Voting Matters and Vote Recommendations	ii
Proxy Statement	1
Proxy Summary	1
Voting and Meeting Information	1
Attendance and Participation	1
Who is Eligible to Vote	1
Advance Voting Methods	2
Voting During the Annual Meeting	2
Questions	3
Company Operating Performance	3
Our Company Culture	4
The 4Ps of Sustainability at Avient	4
Impact of our Performance on Named Executive Officer 2022 Compensation	9
Our Director Nominees and Committee Membership	11
Summary of Director Nominee Skills, Experience and Background	12
Governance Highlights	14
Proposal 1 - Election of Twelve Director Nominees to Our Board of Directors	17
Proposal 2 - Approval, on an Advisory Basis, of Named Executive Officer Compensation	24
Proposal 3 - Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation	26
Proposal 4 - Approval of the Amendment and Restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan	27
Proposal 5 - Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	42
Independent Registered Public Accountant Services and Related Fee Arrangements	42
Report of the Audit Committee	43
Corporate Governance	45
Director Independence	45
Lead Director	46
Board Leadership Structure	46

Majority Voting for Directors	46
Board Oversight of Risk	46
Board Oversight of ESG and Sustainability Matters	47
Code of Ethics, Code of Conduct and Corporate Governance Guidelines	48
Related Person Transactions	48
Communication with the Board	49
Board and Committees	49
Board Refreshment and Diversity	54
2022 Non-Employee Director Compensation	55
Non-Employee Director Compensation Highlights	55
Non-Employee Director Retainer and Meeting Fees	55
2022 Non-Employee Director Compensation Table	56
Option Awards Outstanding and Fully Vested Deferred Shares	57
Ownership of Avient Shares	58
Beneficial Ownership of Our Common Shares	58
Stock Ownership Guidelines for Non-Employee Directors	59
Compensation Discussion and Analysis	60
Executive Summary	60
Executive Compensation Philosophy and Objectives	63
What We Pay and Why: Elements of Compensation	65
Other Aspects of our Compensation Programs	71
Executive Compensation	74
2022 Summary Compensation Table	74
2022 Grants of Plan-Based Awards	76
Outstanding Equity Awards at 2022 Fiscal Year-End	78
2022 Option Exercises and Stock Vested	79
2022 Non Qualified Deferred Compensation	79
Potential Payments Upon Termination or Change of Control	80
CEO Pay Ratio Disclosure	85
Pay Versus Performance Disclosure	86
Compensation Committee Interlocks and Insider Participation	89
Risk Assessment of the Compensation Programs	89
Compensation Committee Report	89
Miscellaneous Provisions	90
Voting at the Meeting	90
Revoking a Proxy	91
Shareholder Proposals	91
Proxy Solicitation	92

Appendix A	A-1
Appendix B	B-1

MESSAGE FROM OUR CEO
March 29, 2023
Dear Fellow Shareholder:
You are cordially invited to attend and participate in the Avient Corporation 2023 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually via live webcast at 9:00 a.m. Eastern Time on Thursday, May 11, 2023. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVNT2023.
We have decided to hold the Annual Meeting virtually because doing so enables greater shareholder attendance and participation from any location around the world, and reduces the cost and environmental impact of the Annual Meeting.
A Notice of the 2023 Annual Meeting of Shareholders and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting, including the nominees for election to our Board of Directors.
Your vote is important to us. Whether or not you will attend and participate in the Annual Meeting, we hope that your shares are represented and voted. In advance of the Annual Meeting, please cast your vote through the internet, by telephone, or by mail. Instructions on how to vote are found in the section entitled "Advance Voting Methods" in the Proxy Summary.
I appreciate the strong support of our shareholders over the years and hope that you will be able to attend and participate in this year’s Annual Meeting.

Sincerely,

Robert M. Patterson
Chairman, President and Chief Executive Officer
Avient Corporation

Please refer to the accompanying materials for voting instructions.

i

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 11, 2023
9:00 a.m. Eastern Time
We are pleased to invite you to join our Board of Directors (the "Board"), senior leadership and other associates of Avient Corporation (“Avient” or the “Company”) for the 2023 Annual Meeting of Shareholders (the "Annual Meeting"), to be held online at www.virtualshareholdermeeting.com/AVNT2023.

RECORD DATE
The Board set March 14, 2023 as the record date for the Annual Meeting and owners of record of common shares of Avient as of the close of business on that date are eligible to:
•Receive this notice of the Annual Meeting; and
•Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

VOTING MATTERS AND VOTE RECOMMENDATIONS

Proposals For Your Vote	Board Recommendation
1 Election of twelve director nominees to our Board of Directors	Vote FOR Each Nominee
2 Approval, on an advisory basis, of Named Executive Officer compensation	Vote FOR
3 Approval, on an advisory basis, of the frequency of future advisory votes to approve Named Executive Officer compensation	Vote for EVERY YEAR
4 Approval of the amendment and restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan	Vote FOR
5 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	Vote FOR
Shareholders will also consider and transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please confirm that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the internet, or by completing, signing, dating and returning your proxy card and/or voting instruction card in the enclosed envelope.
March 29, 2023                                 For the Board of Directors
Lisa K. Kunkle
Senior Vice President, General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be held on May 11, 2023:
The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2022 are available at our website,
www.avient.com, on the “Investor Relations” page.

ii

PROXY SUMMARY

Avient Corporation
33587 Walker Road
Avon Lake, Ohio 44012

PROXY STATEMENT
We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Avient Corporation ("Avient," "Avient Corporation," or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 11, 2023 (the “Annual Meeting”), and at any adjournments or postponements thereof. We began making our proxy materials available to stockholders on March 29, 2023.

PROXY SUMMARY
This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION
Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held virtually via live webcast on Thursday, May 11, 2023 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AVNT2023. Follow the instructions below to cast your vote on all of the voting matters.
We have decided to hold the Annual Meeting virtually again this year because doing so enables greater shareholder attendance and participation from any location around the world, and reduces the cost and environmental impact of the Annual Meeting. We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting.

ATTENDANCE AND PARTICIPATION
Our Annual Meeting will be conducted on the internet via live webcast. You will be able to attend and participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVNT2023. Shareholders will be able to vote their shares electronically during the Annual Meeting.
Shareholders as of the close of business on March 14, 2023, the record date for the Annual Meeting (the "Record Date"), may attend and participate in the Annual Meeting. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card and/or voting instruction card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:45 a.m. Eastern Time.
The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should confirm that they have a strong Wi-Fi connection wherever they intend to attend and participate in the Annual Meeting. Participants should also give themselves plenty of time to log in prior to the start of the Annual Meeting.

WHO IS ELIGIBLE TO VOTE
You are entitled to vote if you were a shareholder as of the close of business on the Record Date. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    1

PROXY SUMMARY
•Shareholders of Record: If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. As a shareholder of record, you may vote during the Annual Meeting by participating in the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/AVNT2023 or you may vote by proxy.
•Beneficial Owners of Shares Held in Street Name: If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are the beneficial owner of shares held in “street name,” and the organization with which you have an account is considered the shareholder of record for purposes of voting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You are also invited to attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/AVNT2023.
•If you are a participant in the Avient Retirement Savings Plan, you must sign and return your voting instruction card to instruct the trustee on how to vote the shares held under the plan. You will not be able to vote shares held in this plan electronically online during the Annual Meeting.

ADVANCE VOTING METHODS
Even if you plan to attend and participate in our Annual Meeting, please cast your vote as soon as possible using one of the following advance voting methods:

Visit www.proxyvote.com to vote your proxy over the internet until 11:59 p.m. (ET) on May 10, 2023.
Call 1-800-690-6903 to vote your proxy by telephone until 11:59 p.m. (ET) on May 10, 2023.
Sign, date and return your proxy card and/or voting instruction card to vote by mail.
Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted FOR the: (1) election of twelve Director nominees to our Board; (2) approval, on an advisory basis, of Named Executive Officer compensation; (3) approval, on an advisory basis, of the frequency of future advisory votes to approve Named Executive Officer compensation; (4) approval of the amendment and restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan; and (5) ratification of the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Each shareholder’s vote is important. Please submit your vote and proxy by telephone or over the internet, or complete, sign, date and return your proxy card or voting instruction card.

VOTING DURING THE ANNUAL MEETING
Shareholders may vote their shares electronically online during the Annual Meeting. If you choose to vote your shares online during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/AVNT2023. You will need the 16-digit control number included on your proxy card and/or voting instruction card. Voting electronically online during the Annual Meeting will replace any previous votes.

2 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY
Participants in the Avient Retirement Savings Plan will not be able to vote shares held in this plan electronically online during the Annual Meeting.

QUESTIONS
Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/AVNT2023, and following the instructions on the meeting platform.
Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment or product issues, are not pertinent to Annual Meeting matters and therefore will not be answered.

COMPANY OPERATING PERFORMANCE
2022 was a challenging but pivotal year for Avient and our vision to be a world-class sustainable organization. Despite reduced global demand in the second half of the year as a result of several factors, including the war in Ukraine, slowing economic growth, and the continuing COVID-19 pandemic, Avient's 2022 pro forma adjusted earnings per share ("EPS") increased compared to 2021. In addition, we completed two transformational portfolio moves, dramatically enhancing our product offerings in line with the specialty strategy we established over a decade ago. We now have what we believe to be the strongest portfolio offering in the history of the company with 100% of sales now being generated from specialty applications.

2022 Company highlights include:

•Completed the acquisition of the DSM Protective Materials business ("APM"), including the Dyneema® brand, the World's Strongest Fiber™ (the "APM Acquisition");
•Completed the sale of our Distribution business for $950.0 million;
•Full-year GAAP EPS from continuing operations was $0.90 in 2022, compared to $1.65 in 2021;
•Increased pro forma adjusted EPS from continuing operations from $3.02 in 2021 (pro forma for the APM Acquisition and the sale of our Distribution business) to $3.04(1) in 2022;
•Strong working capital performance to finish the year resulted in cash flow from operations of approximately $400 million for 2022;
•Generated approximately $290 million(1) of free cash flow, paid down $950 million of debt and ended the year with a net debt-to-EBITDA leverage ratio of 2.9x(1);
•Increased our dividend on an annualized basis by 4% to $0.99; the 12th consecutive year of annual increase;
•Our injury incident rate was 0.51 (per 100 full-time workers per year) compared to the industry average of 3.40 in 2021;
•Certified again as an ACC Responsible Care® organization for outstanding environmental, health, safety and security performance; and
•Continued our journey of improving our culture: received our 4th certification as a Great Place to Work® by the Great Place to Work Institute, and the highest scores in the Company's history.
(1) Adjusted EPS, Adjusted EPS pro forma for the APM Acquisition and the sale of our Distribution business, free cash flow, and net debt-to-EBITDA leverage ratio are financial measures that are not presented in accordance with generally accepted accounting principles ("GAAP"). See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of these measures to their most directly comparable financial measures calculated in accordance with GAAP.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    3

PROXY SUMMARY

OUR COMPANY CULTURE
Avient Corporation was originally established as PolyOne Corporation in 2000. Over the course of two decades, the Company has transformed from a company focused on commodity products, to a specialty formulator of sustainable solutions. In July 2020, following our transformational acquisition of Clariant Color, we branded the collective enterprise as Avient —a new name, for a new kind of materials company.
We are driven by our four pillar strategy of Specialization, Globalization, Commercial Excellence and Operational Excellence.
Our core values of Collaboration, Innovation and Excellence, and our personal values of Integrity, Honesty and Respect, are critical to our culture and underpin all that we do. Our performance reflects the Company culture we strive to create, which is made possible through the dedication and hard work of our global associates. We, in turn, support our associates’ efforts by investing in them and aligning compensation accordingly.
Ultimately, we aim to create a world-class, sustainable organization. This is captured in our four cornerstones of sustainability.  We refer to these as the 4Ps: People, Products, Planet and Performance.

THE 4Ps OF SUSTAINABILITY AT AVIENT

PEOPLE
People is the first of Avient’s four cornerstones of sustainability, which, together with our core values and our four-pillar strategy, form the framework of our company culture. The success and growth of our business depend in large part on our ability to attract, develop and retain a diverse population of talented and high-performing employees at all levels of our organization, including the individuals who comprise our global workforce as well as our executive officers and other key personnel.
We have developed key recruitment and retention strategies, objectives and measures that guide our human capital management approach as part of the overall management of our business. These strategies, objectives and measures are advanced through a number of programs, policies and initiatives, as described below.
As of December 31, 2022, Avient employed approximately 9,700 people, 34% of which were located in the U.S. and Canada, 35% were located in Europe, Middle East, and Africa, 24% were located in Asia, and 7% were located in Latin America.
Safety and Health
The top priority at Avient is the safety and health of our associates, and our ultimate goal is to operate injury free. Progress toward this goal is measured at the business unit and regional levels, communicated globally, and linked to a number of recognition mechanisms. In 2022, we reduced injuries 6%, and had a recordable incident rate of 0.51 per 100 full-time workers per year, compared to the industry average of 3.40 in 2021. Not only did our injury incident rate decline last year, but the severity of those injuries also declined, down 31% from the prior year based on the average days away from work as a result of an injury. Continual improvement and preventative risk reductions are key focus areas and, in 2022, one of our annual incentive plan metrics measured the engagement of our employees in safety activities. We also continue to be recognized as an American Chemistry Counsel Responsible Care® company and set high standards for our operations as we strive to achieve our goal of zero recordable injuries.

4 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY

Employee Recruitment
Avient’s success is driven by having the best talent in the right roles. We actively seek collaborative and innovative change-makers who are passionate about our values through numerous channels, including employee referrals, job fairs, talent networks, industry associations, and directly from universities. Our roles provide opportunities for personal and professional growth, while working in an organization focused on solving the most complex challenges for our suppliers and customers, and driving sustainability.
As a key aspect of our talent pipeline, we partner with leading universities around the world to hire approximately 140 associates each year into full-time, co-op or internship opportunities. These roles include highly-coveted rotational development programs where individuals are able to gain experience in various departments and jobs within or across functions, contributing their skills while also building diverse, well-rounded knowledge of our Company and its many stakeholders. We leverage global processes and systems to create a positive candidate experience, with opportunities for both entry level and experienced hires.
Training and Development
We provide meaningful learning engagements and skill development opportunities to all full- and part-time global associates. Learning is ingrained in our culture and every Avient associate participates in training annually. We manage training and development through global programs and technology, to provide a consistent and high-quality experience for associates. Each year, over 100,000 hours of training is completed through a variety of different training methods, which focus on leadership development, safety, Lean Six Sigma concepts, technical and operational skills, and ethics and compliance.
Our key development opportunities include nomination-based leadership programs (such as NextGen, Engage and Elevate), foundational leadership training for all current or aspiring people managers (called Core Leadership), and Lean Six Sigma training at a variety of levels, where individuals can be certified for job-specific Lean Six Sigma programs, up through Master Black Belt certification.
Continuous development drives associates to reach their full potential and we strive to fill at least half of all open manager roles and higher with internal promotions. This is completed through regular performance feedback, individual development plans, mentoring programs and nomination-based leadership development programs for key top talent.
Diversity and Inclusion
We recognize the immense benefits that a diverse team brings to our organization, including delivering better business outcomes. Our talented people leverage their diverse backgrounds and skills toward a common goal: meeting the needs of the present without compromising the ability of future generations to do the same. This spirit of inclusive collaboration can be felt throughout our Company. It drives the innovation that earns us leadership positions in the markets we serve and underpins the high level of respect we show each other every day.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    5

PROXY SUMMARY
Our commitment to diversity begins at the highest levels of our organization, as evidenced by the fact that 42% of the members of our Board of Directors are female or racially diverse. From a management perspective, 60% of our CEO's direct reports are female or racially or ethnically diverse, which we believe sets the right tone and expectation for diversity and inclusion within the Company.
More broadly within the Company, our diversity and inclusion approach is fostered by multiple Employee Resource Groups that are driving improvements and opening opportunities throughout our organization. The vision that guides our collective efforts is consistent and unwavering: to be the Company of choice for all. It is from this vision that our Employee Resource Groups were born and flourish today. Each group has its own mission and supporting activities, and their efforts coalesce to help educate and inspire our global workforce and fortify sustainable business practices.
Our Employee Resource Groups include: PRIDE at Avient (which is working to maintain a safe and accepting environment that enables LGBTQ+ associates to perform to their fullest potential and contribute to the success of our Company), HYPE (which stands for Harnessing Young Professional Energy and is building a collaborative network of Avient’s young professionals), LEAD by Women (which promotes diversity and inclusion by increasing access to the tools and resources necessary to build leadership skills and accelerate careers) and EMBRACE (which focuses on understanding and valuing the many diverse cultures and backgrounds of our associates). Our newest Employee Resource Group is SERVE (which stands for Sustaining Engagement for Returning Veteran Employees). The vision of this group is to help Avient become a top employer for veteran talent and to help provide support and resources to help veterans navigate their career transition and bring value to the Company. Additionally, we have recently created the role of Global Director for the Advancement of Diversity & Inclusion, which is focused on the key initiatives that will drive inclusion, engagement and diversity. The executive leadership team oversees our diversity and inclusion initiatives, which enhance leadership accountability in advancing diversity and inclusion.
Other initiatives, including Mentoring at Avient and campus partnerships, are vital for progress in our diversity and inclusion journey. We require equality of opportunity for all qualified individuals in accordance with applicable laws. Decisions on hiring, promotion, development, compensation or advancement are based solely on a person’s qualifications, abilities, experience and performance, except where local law requires us to take actions to increase employment opportunities for a specific group. The Avient Ethics Hotline serves as a mechanism for associates to anonymously report any perceived concerns regarding these topics.
A Great Place to Work®
In addition to holding action planning sessions, new manager assimilations, and 360 reviews, we also conduct annual employee engagement surveys. Last year, employees in over 40 countries, and more than 130 locations participated, providing actionable feedback to support our ongoing employee engagement efforts. We are proud to share that our associates feel we are a Great Place to Work® and, in 2022, we received our fourth certification and the highest scores in the history of our Company. Understanding how our associates feel about their experiences at Avient and our culture is critical and helps us confirm that the right competencies and behaviors are developed across the organization.

6 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY
PRODUCTS
Innovation is the lifeblood of a specialty company, and our transformation to a specialty company has been defined by the ongoing evolution of our portfolio offerings to meet the product performance and sustainability needs of our customers. We believe our innovation pipeline remains robust, as we leverage our formulation expertise and sustainable solutions portfolio.
We offer a broad portfolio of technologies that help our customers—and our planet—be more sustainable. Through our design expertise and material science, we positively impact and enable our customers’ products in nearly every end market. We have defined our sustainability portfolio in the eight ways we help our customers meet their innovation and sustainability goals.
Examples include:
•Dyneema®, the world's strongest fiber™, enables unmatched levels of performance and protection for end-use applications, including ballistic personal protection, marine and sustainable infrastructure and outdoor sports;
•Unique technologies that improve the recyclability of products and enable recycled content to be             incorporated, thus advancing a more circular economy;
•Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which can improve fuel efficiency in all modes of transportation and reduce carbon footprint;
•Sustainable infrastructure solutions that increase energy efficiency, renewable energy, natural resource conservation and fiber optic / 5G network accessibility.
As the world continues to shift from operating in a linear economy to a circular economy and to a lower carbon footprint, Avient is proud to be a part of the solution. We help our customers increase post-consumer recycled content, formulate with bio-based materials, use less material during production, reduce energy required for production, and build alternative energy applications.
PLANET
The need to take care of our precious planet has never been more important. Governments, industry and consumers each must take accountability and play active roles to achieve sustainability. Avient is fully committed to protecting the environment by addressing climate change, conserving natural resources and preventing pollution. Through our environmental aspect and impact assessments within our Environmental, Health & Safety ("EH&S") Management System, we have focused on the following key topics: energy, emissions and climate change, as well as effluents and waste from our operations.
Avient’s Corporate EH&S Department is responsible for overseeing these areas, and it receives input and monitoring from our leadership team and Board of Directors.
We have established 2030 Sustainability Goals at Avient. We are committed to these objectives and will aggressively pursue their attainment through internal rigor, investment and innovation. We are proud of our progress and have added additional targets for 2050. The below chart provides further details.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    7

PROXY SUMMARY

Sustainability Goals
By 2030, Avient will enable 100% of our products manufactured for packaging applications to be recyclable or reusable to advance the circular economy.	By 2030, Avient will reduce waste to landfill by 35% from the 2019 baseline.
By 2030, Avient will deliver cumulative annual revenue growth from our Sustainable Solutions portfolio of 8–12% with 2020 as a baseline.	By 2030, to ensure alignment with Avient’s expectations on environmental, social and governance requirements, Avient will assess its top suppliers representing 90% of our total raw material costs.
By 2030, Avient will obtain directly or contract for 60% of its electricity demand from renewable sources and achieve 100% renewable energy by 2050.	As a founding member of the Alliance to End Plastic Waste, Avient will collaborate to develop and implement solutions to end plastic waste with approximately 50 members across the value chain. The Alliance will invest $1.5 billion over five years in innovation, infrastructure, education and clean-up.
By 2030, Avient will reduce Scope 1 & 2 greenhouse gas (GHG) emissions by 60% with 2019 as a baseline and achieve operational carbon neutrality by 2050.
Plastic waste is an issue impacting our communities and our world, and we are proud to be a founding member of the Alliance to End Plastic Waste (AEPW). This organization is a CEO-led, cross-sector, not-for-profit made up of approximately 90 companies. The mission of the Alliance is clear: develop, accelerate and deploy solutions, catalyze public and private investment, and engage communities to help end plastic waste in the environment. Our investments are focusing on infrastructure, innovation, education and clean-up initiatives. Projects in some of the most challenging areas in need of support are well underway. Our early progress and traction is both encouraging and rewarding.
Additionally, Avient is a member of the American Chemistry Council and Plastic Industry Association’s Operation Clean Sweep®, a set of guidelines for process, training and audit of our operations to prevent plastic pellet loss into the environment. Our local facilities also host litter clean up events in our communities and promote awareness about responsible waste management. This is in addition to the 16 hours of paid time off every Avient associate receives each year to volunteer for any non-profit organization they are passionate about and can improve the community. Our annual United Way campaign has been an important financial driving force as well, primarily in North America. In 2022 we unified our fundraising and service efforts across all regions and introduced Avient Global Giving. During this two-week effort more than 3,600 Avient associates across 100+ sites contributed 8,200 volunteer hours and raised $1.7M for more than 70 community service organizations.
In 2022, 20% of the Company's annual incentive bonus was tied to specific sustainability targets aligned with our sustainability goals, and sustainability goals continue to be a part of our annual incentive program.
PERFORMANCE
Our fourth “P” is for Performance, and it is inextricably linked to the other three. Despite reduced global demand in the second half of the year as a result of several factors including the war in Ukraine, slowing economic growth, and the continuing COVID-19 pandemic, Avient's 2022 pro forma adjusted EPS slightly increased compared to 2021. In addition, we completed two transformational portfolio moves, dramatically enhancing our product offerings in line with the specialty strategy we established over a decade ago. We now have unquestionably the strongest portfolio offering in the history of the company with 100% of sales now being generated from specialty applications.

8 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY
We also delivered value for our shareholders in other ways, such as by generating approximately $290 million of free cash flow, paying down $950 million of debt, and raising our dividend for the 12th consecutive year.
Additional performance commentary is provided in the Company Operating Performance section of this proxy statement, on the Investor Relations section of avient.com, in our 2022 Annual Report and during our quarterly earnings conference calls. Information on our website is not deemed a part hereof, unless explicitly incorporated by reference.

IMPACT OF OUR PERFORMANCE ON NAMED EXECUTIVE OFFICER 2022 COMPENSATION
Our 2022 compensation reflected our pay-for-performance philosophy of aligning executive compensation directly with our financial performance.
Our Named Executive Officers for 2022 are:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Jamie A. Beggs	Senior Vice President, Chief Financial Officer
Michael A. Garratt	Senior Vice President, President, Color, Additives and Inks, EMEA
Lisa K. Kunkle	Senior Vice President, General Counsel and Secretary
Joel R. Rathbun	Senior Vice President, Mergers and Acquisitions
2022 Annual Incentive Program
We set aggressive goals for each of our performance measures in our 2022 annual cash incentive program (the “2022 Annual Incentive Program”). Our performance in 2022 resulted in the executive officers named in the 2022 Summary Compensation Table of this proxy statement (the “Named Executive Officers”) earning a below target payout under the 2022 Annual Incentive Program.
Messrs. Patterson and Rathbun and Mses. Beggs and Kunkle's 2022 Annual Incentive Program opportunities were based on consolidated Company results. Mr. Garratt's 2022 Annual Incentive Program opportunities were based on both business-unit specific results and on consolidated Avient adjusted operating income results. Results were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the 2022 Annual Incentive Program as approved by the Compensation Committee. Total attainment for consolidated Avient and Color, Additives and Inks ("CAI") under the 2022 Annual Incentive Program was 57.8% and 47.9%, respectively, with the components consisting of (dollars in millions):

2022 Corporate Plan Annual Incentive Program* (Patterson, Beggs, Kunkle and Rathbun)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (consolidated)	60%	$447.1	$496.2	$525.3	$448.4	51.4%
Working Capital as a % of Sales	20%	11.49%	11.18%	10.61%	11.48%	51.8%
Sustainability Objectives	20%	See the Compensation Discussion and Analysis section for more information about goals and achievements				82.9%
Total Attainment						57.8%
*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    9

PROXY SUMMARY

2022 CAI Plan Annual Incentive Program* (Garratt)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (CAI)	40%	$311.4	$352.9	$379.1	$313.6	52.7%
Adjusted Operating Income (consolidated)	20%	$447.1	$496.2	$525.3	$448.4	51.4%
Working Capital as a % of Sales (CAI)	20%	12.21%	11.91%	11.41%	12.51%	0%
Sustainability Objectives	20%	See the Compensation Discussion and Analysis section for more information about goals and achievements				82.9%
Total Attainment						47.9%
*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

The following table shows, for each Named Executive Officer, the target 2022 Annual Incentive Program payout opportunity, the percentage of such payout opportunity earned based on 2022 performance, and the dollar value of the actual payout.

2022 Annual Incentive Program Payouts
Named Executive Officer	2022 Target Opportunity ($)	Payout (%)	Payout ($)
Robert M. Patterson	1,504,973	57.8%	869,874
Jamie A. Beggs	425,086	57.8%	245,699
Michael A. Garratt	311,688	47.9%	149,299
Lisa K. Kunkle	316,408	57.8%	182,884
Joel R. Rathbun	344,594	57.8%	199,176
2020-2022 Long-Term Incentive Awards
In 2022, the participating Named Executive Officers earned a 189% payout for their 2020-2022 cash-settled performance units granted under our 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). The payout was earned based on the Company’s adjusted EPS performance over four equally-weighted performance periods as noted below.

2020–2022 Cash-Settled Performance Units Performance Measure: Adjusted EPS
Performance Periods	Weighting	Target	Result	Payout %
January 1, 2020 – December 31, 2020	25%	$1.83	$1.90	158%
January 1, 2021 – December 31, 2021	25%	$1.98	$3.05	200%
January 1, 2022 – December 31, 2022	25%	$1.89	$2.93	200%
January 1, 2020 – December 31, 2022	25%	$5.70	$7.88	200%
Total Attainment				189%
Adjusted EPS (threshold, target and maximum levels, and results) with respect to the incentives described above was calculated with adjustments for acquisitions, divestitures and special items pursuant to the

10 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY
terms of the 2020-2022 long-term incentive program (the “2020-2022 Long-Term Incentive Program”) and as approved by the Compensation Committee.

For information on the terms and conditions of these incentive programs, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

OUR DIRECTOR NOMINEES AND COMMITTEE MEMBERSHIP
You are being asked to vote on the election of twelve Director nominees. Detailed information about each Director nominee’s background, qualifications, attributes, skills and experience can be found beginning on page 18.
Our Board maintains Audit, Compensation, Governance and Corporate Responsibility, and Environmental, Health and Safety committees. The following table provides membership and meeting information for each committee as of March 14, 2023. In addition, the table identifies the independent directors.

Name	Age	Director Since	Independent	Committee Membership (M=Member, C=Chair)
				AC	CC	G&CRC	EH&SC
Robert E. Abernathy	68	2018	Yes	M	M
Richard H. Fearon	67	2004	Yes		M	C
Gregory J. Goff	66	2011	Yes			M	C
Neil Green	53	2021	Yes	M		M
William R. Jellison	65	2015	Yes	C			M
Sandra Beach Lin	65	2013	Yes	M		M
Kim Ann Mink, Ph.D.	63	2017	Yes	M			M
Ernest Nicolas	45	2021	Yes		M		M
Robert M. Patterson	50	2014	No				M
Kerry J. Preete	62	2013	Yes		C	M
Patricia Verduin, Ph.D.	63	2019	Yes			M	M
William A. Wulfsohn	61	2011	Yes	M	M
Number of Meetings Held in 2022				7	5	3	2

PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    11

PROXY SUMMARY

SUMMARY OF DIRECTOR NOMINEE SKILLS, EXPERIENCE AND BACKGROUND
Each of our director nominees possess a balance of strategic skills, professional experiences and diverse perspectives. The table below summarizes the key skills, experiences and backgrounds of each of our director nominees that are most relevant to their board service.

Skills/Experience	Abernathy	Fearon	Goff	Green	Jellison	Lin	Mink	Nicolas	Patterson	Preete	Verduin	Wulfsohn
Financial Knowledge of finance or financial reporting; experience with debt/capital market transactions and/or mergers and acquisitions	●	●	●		●	●	●		●	●		●
International Experience doing business internationally or focused on international issues and operations and exposure to markets, economies, and cultures outside the U.S.	●	●	●	●	●	●	●	●	●	●	●	●
Industry Expertise Significant experience in the Company’s businesses and industries	●	●	●			●	●		●	●	●	●
Regulatory Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations and regulatory bodies	●	●	●			●	●			●	●
Technology Technical or scientific knowledge and experience implementing technology strategies	●						●				●	●
Human Capital Experience in management of labor relations, in human resources, and talent management	●	●	●			●	●	●	●	●	●	●
Operations Experience overseeing complex operations and developing and implementing operational plans and business operations strategy	●		●	●	●	●	●	●	●	●	●	●
Corporate Governance Experience and understanding of governance matters and principles, including management accountability, transparency and protection of shareholder interests	●	●	●	●	●	●	●	●	●	●	●	●
IT and Cybersecurity Experience and understanding of information security, data privacy and cybersecurity		●		●	●					●
Sustainability Experience in environmental matters, community affairs, and/or corporate responsibility initiatives including sustainability	●	●	●	●	●	●	●	●	●	●	●	●
Other Public Company Boards	1	3	1	—	—	2	2	—	1	2	—	1

12 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY

Board Diversity Matrix (as of March 14, 2023)

Total Number of Directors 12
	Female	Male	Non-Binary
Gender Identity
Directors	3	9	—
Demographic Background
African American or Black	—	2	—
Alaskan Native or Native American	—	—	—
Asian	—	—	—
Hispanic or Latinx	—	—	—
Native Hawaiian or Pacific Islander	—	—	—
White	3	7	—
Two or More Races or Ethnicities	—	—	—
Supplemental Characteristics
Person with Disability/Disabilities	1	—	—
Military Veteran	—	—	—
Person of International / Non-U.S. Origin	—	—	—
LGBTQ+	—	—	—

PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    13

PROXY SUMMARY

GOVERNANCE HIGHLIGHTS
As part of our commitment to overall excellence, our Company’s governance practices include the following:
Director Independence
•Strong commitment to Director independence: Eleven out of our twelve Director nominees are independent.
•The independent Directors regularly hold executive sessions, led by the independent Lead Director.
Independent Lead Director
•On an annual basis, the Board, upon recommendation from the Governance and Corporate Responsibility Committee, selects a Lead Director from the independent directors; the independent Directors have selected Richard H. Fearon, who has served as independent Lead Director since 2015, to continue serving in this position.
•Among other responsibilities, the independent Lead Director:
•Chairs executive sessions of the non-employee Directors and provides feedback and perspective to the CEO regarding discussions at these sessions;
•Facilitates communications between the Chairman of the Board and other members of the Board;
•Provides input from the Directors to the Chairman of the Board with regard to agendas and schedules for Board meetings;
•Advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management to the Board and regarding the effectiveness of Board meetings;
•Interviews all Board candidates and provides the Governance and Corporate Responsibility Committee with recommendations on each candidate;
•Maintains close contact with the Chair of each standing committee and assists in ensuring communications between each committee and the Board;
•Considers the retention of advisers and consultants who report directly to the Board; and
•Chairs Board meetings when the Chairman of the Board is unable to do so.
Full Board and Committee Oversight of Risk Management
•The full Board oversees a Company-wide approach to risk management that is designed to support the achievement of the Company's strategic objectives and improve long-term organizational performance. The Board assesses and analyzes the most likely areas of current and future risk for the Company on an on-going basis.

•The Board administers its risk oversight function directly and through its committees. The Board has delegated specific risk oversight responsibility to the committees of the Board as follows:

◦The Audit Committee oversees risks related to the Company's financial statements, financial reporting processes, internal controls, information technology, and cybersecurity. With respect to cybersecurity risks, the Audit Committee regularly receives updates from management regarding the Company's defense and detection capabilities, incidence response plans and employee training activities;

14 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

PROXY SUMMARY
◦The Compensation Committee oversees risks related to the Company's compensation;
◦The Governance and Corporate Responsibility Committee oversees risks related to the Company's programs, policies, and practices related to certain sustainability and governance matters; and
◦The Environmental, Health and Safety Committee oversees risks related to safety, health, physical security, environmental, and product stewardship matters, including providing oversight of the systems that are in place to monitor and mitigate our carbon footprint.

Board Oversight of Environmental, Social, Governance (ESG) and Sustainability Matters
•The Governance and Corporate Responsibility Committee assists the Board in fulfilling its oversight responsibilities relating to corporate responsibility, environmental, social and governance matters, including with regard to how the Board and management evaluate and integrate such matters into our business strategy and decision-making.
•The Environmental, Health and Safety Committee reviews the programs and procedures established by the Company that monitor compliance with the Company's policies, standards and practices, and laws and regulations with respect to safety, environmental, health, physical security, and product stewardship, including providing oversight of the systems that are in place to monitor and mitigate our carbon footprint and the potential risks associated with climate change.
•We also have an internal Sustainability Council that is responsible for managing ESG initiatives at all levels of our organization in support of our long-term business strategy.
Stock Ownership Requirements
•We maintain robust stock ownership requirements to align the interests of directors and shareowners.
•The stock ownership requirement for our CEO is 125,000 shares and for all other Directors is 12,500 shares (within five years of onboarding). For 2022, the stock ownership requirement was equivalent to approximately four times the annual salary of our CEO and four times the annual cash retainer for all other Directors, based on the Company's closing stock price on December 30, 2022 of $33.76.
Board Practices
•Our Board annually conducts an evaluation of its performance, which includes a peer evaluation of each Director.
•The Governance and Corporate Responsibility Committee reviews criteria for Board membership and considers changes as needed so that the Board continues to reflect the appropriate mix of skills and experience.
•Non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company.
•All Directors stand for election annually.
•We maintain a majority voting policy for uncontested Director elections.
•We maintain a fully independent Audit Committee, Compensation Committee, and Governance and Corporate Responsibility Committee.

PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    15

PROXY SUMMARY
Board Composition and Diversity
•Our Director nominees have a diverse mix of experiences, qualifications, attributes and skills. The Governance and Corporate Responsibility Committee is responsible for identifying individuals qualified to become Board members and recommending candidates to the Board to fill new or vacant positions, consistent with criteria approved by the Board and the Company’s Corporate Governance Guidelines.
•In the past five years, the Governance and Corporate Responsibility Committee has identified and recommended four new independent Directors. The following chart shows the percentage of our Directors following the Annual Meeting (assuming all nominees are elected) who have tenure in each of the following categories: five or fewer years of service; six to ten years of service; and more than ten years of service.
•The Board annually assesses its effectiveness through a robust evaluation process.

•When identifying nominees for election to the Board, the Governance and Corporate Responsibility Committee will include, and will request that any search firm it engages include, qualified female and racially/ethnically diverse persons in the initial pool from which director nominees are chosen.

Diversity (1)
5 of 12 Director Nominees

(1) Diversity characteristics are based on information self-identified by each director to the Company.

16 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF TWELVE DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS
Our Board currently consists of 12 Directors. Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation.
A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must receive the notice at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, among other things, the name, age, and other identifying information, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on, certain information regarding Company securities ownership, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.
Following are the nominees for election as Directors for one-year terms expiring in 2024, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as a Director was elected by our shareholders at our 2022 Annual Meeting. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to Avient’s business and governance over time.
In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, sound judgment and an ability to devote sufficient time to the affairs of our Company. The information below is current as of March 14, 2023.

Our Board recommends a vote FOR the election of each of the twelve Director nominees to our Board.

PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    17

ELECTION OF BOARD OF DIRECTORS

Robert E. Abernathy

Retired Chairman and Chief Executive Officer of Halyard Health, Inc., a medical technology company that focuses on eliminating pain, speeding recovery, and preventing infection for healthcare providers and patients worldwide. Mr. Abernathy served as Chairman and Chief Executive Officer of Halyard Health, Inc. from the time of its spinoff from Kimberly-Clark Corporation (“Kimberly-Clark”) in 2014 until his retirement from those positions in 2017. Prior to that, he worked for Kimberly-Clark, a global personal care products company. He joined Kimberly-Clark in 1982 and served in numerous roles of increasing responsibility, including President, Global Healthcare in 2014 and Executive Vice President, from 2013 to 2014.

Qualifications, Attributes, Skills and Experience:

We believe that our Company can capitalize on Mr. Abernathy’s significant global experience, particularly in developing markets. Further, Mr. Abernathy’s prior role as a Chief Executive Officer of a publicly traded company and service on several other external boards will enable him to provide relevant and topical advice on issues affecting public companies. Mr. Abernathy’s unique perspective gained while working in the healthcare and consumer products industries can add value when evaluating our commercial relationships in those industries.
Director since: 2018 Age: 68 Current Public Company Directorships: •Haemonetics Corporation Former Directorships: •Halyard Health, Inc. •RadioShack Corp. •Lubrizol Corp. •Kimberly-Clark de Mexico

Richard H. Fearon

Lead Director of our Board since 2015. Retired Chief Financial and Planning Officer of Eaton plc (“Eaton”), a global manufacturing company. Mr. Fearon served as Chief Financial and Planning Officer of Eaton from 2002, and as Vice Chairman from 2009 until his retirement in 2021. In his position at Eaton, Mr. Fearon was responsible for the accounting, control, corporate development, information systems, internal audit, investor relations, strategic planning, tax and treasury functions of Eaton. Prior to Eaton, Mr. Fearon worked at several large diversified companies, including Transamerica Corporation, NatSteel Limited and The Walt Disney Company. He also serves on the board of the Cleveland Museum of Art.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Fearon’s years of experience as Eaton’s Chief Financial Officer, together with his years of service at other large global companies, enable him to provide the Board with important insight and leadership. He has comprehensive knowledge of financial accounting standards and extensive experience in financial statement preparation, corporate finance, corporate development, risk management, and investor relations. As an individual with extensive experience as a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company. Further, given that he has served as Lead Director since 2015, during which time he has shown deep engagement with our Company reflected by his perfect attendance record at Board and committee meetings, he also provides significant governance expertise.

Director since: 2004

Age: 67

Current Public Company Directorships:
•Crown Holdings, Inc.
•CRH plc
•Hennessy Capital Investment Corp. VI

Former Directorships:
•Eaton plc
•Southern Steel Bhd
•Centurion Industries, Ltd.

18 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

ELECTION OF BOARD OF DIRECTORS

Gregory J. Goff

Retired Executive Vice Chairman of Marathon Petroleum Corporation (“Marathon”), a leading, integrated, downstream energy company. Mr. Goff served in this capacity from 2018 until his retirement in 2019. Prior to Marathon’s acquisition of Andeavor (formerly Tesoro Corporation), Mr. Goff served as President and Chief Executive Officer from 2010 to 2018, and as Chairman from 2014 to 2018, of Andeavor, a leading company in the independent refining and marketing business. He also served as Chairman and Chief Executive Officer of Andeavor Logistics LP (formerly Tesoro Logistics LP), a NYSE-listed master limited partnership that owned, operated and developed crude oil and refined products and logistics assets, from 2011 to 2018. Prior to joining Tesoro in 2010, Mr. Goff worked for ConocoPhillips Corporation, an integrated energy company, where he held a number of senior leadership positions, most recently Senior Vice President Commercial from 2008 to 2010.

Qualifications, Attributes, Skills and Experience:

We believe that, as a Board member with proven leadership capabilities and as an executive who has extensive international business experience across Europe, Asia and Latin America, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into Avient’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with valuable experience that can enhance our Board.

Director since: 2011

Age: 66

Current Public Company Directorships:
•Exxon Mobil Corporation

Former Directorships:
•Enbridge Inc.
•Marathon
•MPLX GP, TLGP
•Andeavor
•DCP Midstream GP, LLC
•QEP Midstream Partners, LP
•Western Logistics GP LLC

Neil Green

Executive Vice President and Chief Digital Officer at Otis Worldwide Corporation (“Otis”), a leading elevator and escalator manufacturing, installation and service company, since 2020. From 2018 to 2020, Mr. Green served as Otis’ Vice President, Transformation and Chief Digital Officer. Prior to joining Otis, Mr. Green served as Vice President, Data Center Group at Intel Corporation, a semiconductor company, and as President, Intel Federal LLC, a subsidiary of Intel Corporation, from 2015 to 2018, and previously in various other roles of increasing responsibility at Intel Corporation.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Green’s role as Chief Digital Officer at a global manufacturing company uniquely positions him to provide insights into Avient’s digital strategy and execution, cloud adoption, mobility, data science, and cybersecurity. We further believe that Mr. Green can provide the Board with relevant and topical advice regarding innovative new technology developments to improve product development, service and manufacturing.
Director since: 2021 Age: 53 Current Public Company Directorships: •None Former Directorships: •None
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    19

ELECTION OF BOARD OF DIRECTORS

William R. Jellison

Retired Vice President, Chief Financial Officer of Stryker Corporation (“Stryker”), one of the world’s leading medical technology companies. Since 2017, Mr. Jellison has served as Senior Advisor for Astor Place Holdings, the Private Equity arm of Select Equities, and consults with other public, private equity and investment management firms on the Medtech industry. Previously, Mr. Jellison served as Vice President, Chief Financial Officer of Stryker from 2013 to 2016. Prior to joining Stryker, Mr. Jellison served as the Senior Vice President and Chief Financial Officer of Dentsply International (“Dentsply”), the world’s largest manufacturer of professional dental products, from 1998 to 2013, except for a roughly two-year period of time between 2002 and 2005 when he was a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions located in the U.S., Europe and Asia. Mr. Jellison began his career with the Donnelly Corporation, a publicly traded international automotive parts supplier, where he served in several senior leadership roles, advancing to Vice President of Finance.

Qualifications, Attributes, Skills and Experience:
We believe that Mr. Jellison brings a unique perspective to the Board, especially with respect to opportunities to further specialize in the healthcare industry. In addition, Mr. Jellison brings substantial financial experience from a large, publicly-traded company to the Board. His experience abroad also provides him with diverse operating experiences in international markets, which provides the Board with a meaningful global business perspective. Mr. Jellison is able to use his experience in serving as an executive at a respected medtech company to guide our Board in driving further specialization.
Director since: 2015 Age: 65 Current Public Company Directorships: •None Current Non-Public Company Directorships: •Young Innovations, Inc. Former Directorships: •None

Sandra Beach Lin

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Lin served in this capacity from 2010 until her retirement in 2011. Previously, she served as Executive Vice President, then Corporate Executive Vice President, at Celanese Corporation (“Celanese”), a global hybrid chemical company, from 2007 to 2010. Prior to Celanese, Ms. Lin held global senior executive positions at Avery Dennison Corporation, Alcoa Inc. and Honeywell International Inc.

Qualifications, Attributes, Skills and Experience
We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also currently serves as a director for two other public companies, and one privately-held precision engineered drug delivery company, which provides her with additional experience she utilizes while serving as a valued member of our Board.

Director since: 2013

Age: 65

Current Public Company Directorships:
•American Electric Power Company, Inc.
•Trinseo PLC

Current Non-Public Company Directorships:
•Ripple Therapeutics

Former Directorships:
•WESCO International, Inc.

20 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

ELECTION OF BOARD OF DIRECTORS

Kim Ann Mink, Ph.D.
Former Chairman, President and Chief Executive Officer of Innophos Holdings, Inc. (“Innophos”), a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets. Dr. Mink served in this capacity from 2015 to 2020. Prior to joining Innophos, Dr. Mink served as Business President of Elastomers, Electrical and Telecommunications at the Dow Chemical Company (“Dow”), a specialty chemicals provider, from 2012 to 2015. She joined Dow in 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully-owned subsidiary of Dow Chemical). Prior to joining Dow, she was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully-owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities.

Qualifications, Attributes, Skills and Experience:
We believe Dr. Mink provides us with valuable counsel related to her chemical and advanced materials background. Further, her experience as a Chief Executive Officer of a public company provides Avient with a diverse perspective when forming strategies to guide the direction of our Company. Avient also benefits from her experience and expertise in technology and varied end markets.
Director since: 2017 Age: 63 Current Public Company Directorships: •Eastman Chemical Company •Air Liquide Former Directorships: •Innophos

Ernest Nicolas

Chief Supply Chain Officer at HP Inc., a technology company with a product and services portfolio of personal systems, printers, and 3D printing solutions, since 2022. From 2020 to 2022, Mr. Nicolas served as Senior Vice President and Chief Supply Chain Officer at Rockwell Automation, Inc. (“Rockwell Automation”), a global leader in industrial automation and digital transformation. From 2019 to 2020, Mr. Nicolas served as Rockwell Automation’s Senior Vice President, Operations and Engineering Services; from 2018 to 2019, he served as Vice President, Global Supply Chain; and from 2015 to 2018, he served as Vice President, Strategic Sourcing and Supply Management. He joined Rockwell Automation in 2006 and has held numerous positions of increasing responsibility since that time. Prior to joining Rockwell Automation, Mr. Nicolas began his career at General Motors Company.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Nicolas’ experience as Chief Supply Chain Officer at a large industrial company provides valuable insights into issues impacting our integrated supply chain. Mr. Nicolas has a deep understanding of supply chain planning, strategic sourcing, manufacturing operations, logistics, customer care, and enterprise quality, and we believe that this can assist Avient’s supply chain leadership. In addition, we believe that Mr. Nicolas’ experience in managing manufacturing in the Asia Pacific region can assist Avient with our manufacturing plans in that region.

Director since: 2021 Age: 45 Current Public Company Directorships: •None Former Directorships: •None
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    21

ELECTION OF BOARD OF DIRECTORS

Robert M. Patterson
Chairman, President and Chief Executive Officer of Avient. Mr. Patterson has served as Chairman of Avient since 2016, and as President and Chief Executive Officer of Avient since 2014. Prior to serving in his current roles, he served as Avient’s Executive Vice President and Chief Operating Officer from 2012 until 2014, Executive Vice President and Chief Financial Officer from 2011 until 2012, and Senior Vice President and Chief Financial Officer from 2008 until 2011. Prior to joining Avient, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience:
We believe that as our Chief Executive Officer and in light of his prior executive experience, Mr. Patterson is particularly well qualified to serve on our Board and as our Chairman, as his service enables him to develop comprehensive knowledge of the various segments of our industry and business and of the critical internal and external challenges we face. His responsibility for developing and executing the Company’s annual operating plans and strategic plans provides him with the knowledge and experience needed to offer unique and valuable input to our Board.
Director since: 2014 Age: 50 Current Public Company Directorships: •Greif, Inc. Former Directorships: •None

Kerry J. Preete
Retired Executive Vice President, Chief Strategy Officer for Monsanto Company (“Monsanto”), a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Mr. Preete served in this capacity from 2010 until his retirement in 2018. Mr. Preete also previously served as Monsanto’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience:
Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to Avient as it continues into the future. Further, his global experience and understanding will assist Avient in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience are assets to Avient’s Board.
Director since: 2013 Age: 62 Current Public Company Directorships: •Univar Solutions Inc. •Corteva, Inc. Former Directorships: •None

22 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

ELECTION OF BOARD OF DIRECTORS

Patricia Verduin, Ph.D.
Retired Chief Technology Officer for Colgate-Palmolive Company (“Colgate-Palmolive”), a leading consumer products manufacturer. Dr. Verduin served in this capacity from 2011 until her retirement in 2022. Dr. Verduin was Colgate-Palmolive’s Vice President, Research and Development from 2007 to 2011. Prior to joining Colgate-Palmolive, Dr. Verduin served as Senior Vice President and Chief Science Officer, Grocery Manufacturers Association from 2006 to 2007, as Senior Vice President of Product Quality and Development from 2002 to 2006, and as Senior Vice President of Research and Development, Grocery Products Development from 2000 to 2002 at ConAgra Foods, Inc. (now Conagra Brands, Inc.).

Qualifications, Attributes, Skills and Experience:
We believe that Dr. Verduin’s experience leading large global science, technology, regulatory, and innovation teams in the corporate setting will provide a unique perspective to our Board. Her role as a Chief Technology Officer and roles in science, innovation and product development will provide valuable insight into leading an innovative company and will allow her to provide expert guidance to our management and Board on our technology and innovation strategies. Dr. Verduin was also heavily involved in M&A activity in her various positions and can assist Avient in its future acquisition strategies.
Director since: 2019 Age: 63 Current Public Company Directorships: •None Former Directorships: •Monsanto

 William A. Wulfsohn
Former Chairman and Chief Executive Officer of Ashland Global Holdings Inc. (“Ashland”), a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets. Mr. Wulfsohn served in this capacity from 2015 to 2019. He was also a Director and Non-Executive Chairman of Valvoline Inc. (“Valvoline”), a leading worldwide producer and distributer of premium-branded automotive, commercial and industrial lubricants and automotive chemicals, from 2016 until 2018. From 2010 until 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation (“Carpenter”), a manufacturer of stainless steel, titanium and other specialty metals and engineered products, and was a director of Carpenter from 2009 until 2014.

Qualifications, Attributes, Skills and Experience
We believe that Mr. Wulfsohn is a valuable member of our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that is of value to Avient. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on Avient’s continuing transformation.
Director since: 2011 Age: 61 Current Public Company Directorships: •Modine Manufacturing Company Former Directorships: •Anzu Special Acquisition Corp I •Ashland •Carpenter Technology •Valvoline

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ADVISORY VOTE

PROPOSAL 2 — APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote to approve Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.
At our 2017 Annual Meeting, shareholders voted to hold an advisory “Say on Pay” vote on an annual basis. Accordingly, we have determined to submit an advisory vote to approve our Named Executive Officer compensation to our shareholders at each annual meeting. Subject to this year's advisory vote to approve the frequency of future advisory votes to approve Named Executive Officer compensation (Proposal 3), the Company anticipates continuing to hold an advisory "Say on Pay" vote on an annual basis (with the next one occurring in 2024).
As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves this Objective
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial performance goals are achieved
Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine Avient’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team that leads in setting and achieving the overall goals and objectives of Avient
We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2022 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company’s recent and long-term success.

Our Board recommends a vote FOR the approval, on an advisory basis, of Named Executive Officer compensation.
We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our

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ADVISORY VOTE
2022 performance was aligned with our pay-for-performance objectives, our Company’s performance and shareholder interests:
“RESOLVED, that the compensation paid to Avient’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

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FREQUENCY ADVISORY VOTE

PROPOSAL 3 — APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our Board is also providing our shareholders with the opportunity to indicate how frequently we should seek an advisory vote to approve Named Executive Officer compensation. This non-binding advisory vote, which must be held at least once every six years, is commonly referred to as a "Say on Frequency" vote. Under this proposal, shareholders may indicate whether they would prefer to have an advisory vote to approved Named Executive Officer compensation "EVERY YEAR," "EVERY TWO YEARS" or "EVERY THREE YEARS."
The Company's last Say on Frequency vote occurred at our 2017 Annual Meeting. At that meeting, our shareholders voted in favor of holding an advisory vote to approve Named Executive Officer compensation every year, and we have held such vote on an annual basis since that time. It is expected that the next Say on Frequency vote will occur at our 2029 Annual Meeting.
The results of the "Say on Frequency" vote will be advisory and will not be binding upon the Company or the Board. However, the Company and the Board will take into account the outcome of the "Say on Frequency" vote when determining how frequently the Company will conduct future Say on Pay votes, and expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote. The Company will disclose its frequency decision as required by the Securities and Exchange Commission (the “SEC”).
After careful consideration, our Board recommends that the Say on Pay vote occur EVERY YEAR. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. Holding annual Say on Pay votes provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because each Say on Pay vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s Say on Pay vote by the time of the following year’s annual meeting of shareholders. We believe that annual Say on Pay votes are consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Our Board recommends a vote for EVERY YEAR on the approval, on an advisory basis, of the frequency of future advisory votes to approve Named Executive Officer compensation.

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EQUITY PLAN

PROPOSAL 4 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AVIENT CORPORATION 2020 EQUITY AND INCENTIVE COMPENSATION PLAN
General
We are asking shareholders to approve an amendment and restatement of the PolyOne Corporation (now known as Avient Corporation) 2020 Equity and Incentive Compensation Plan. On February 13, 2023, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the amendment and restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan. In this proposal, we refer to the original Avient Corporation 2020 Equity and Incentive Compensation Plan as the “2020 Plan,” and we refer to the amended and restated Avient Corporation 2020 Equity and Incentive Compensation Plan as the “Amended 2020 Plan.”
The Company’s shareholders approved the 2020 Plan, which succeeded the PolyOne Corporation 2017 Equity and Performance Incentive Plan (the “2017 Plan”), at the Company’s 2020 Annual Meeting of Shareholders. The Company also maintained the PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “2010 Plan,” and, together with the 2017 Plan, the “Predecessor Plans”), but no future awards may be granted under the Predecessor Plans. The Amended 2020 Plan and the Predecessor Plans are referred to herein collectively as the "Long-Term Incentive Plans". The 2020 Plan affords the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the Amended 2020 Plan.
Shareholder approval of the Amended 2020 Plan would primarily make available for awards under the Amended 2020 Plan an additional 2,500,000 shares of common stock, par value $0.01 per share, of the Company (“Common Shares”), as described below and in the Amended 2020 Plan, with such amount subject to adjustment, including under the share counting rules.
The Board recommends that you vote to approve the Amended 2020 Plan. If the Amended 2020 Plan is approved by shareholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2020 Plan. If the Amended 2020 Plan is not approved by our shareholders, then it will not become effective, no awards will be granted under the Amended 2020 Plan, and the 2020 Plan will continue in accordance with its terms as previously approved by our shareholders.
The actual text of the Amended 2020 Plan is attached to this proxy statement as Appendix B. The following description of the Amended 2020 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.
Why We Recommend That You Vote for this Proposal
We believe our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2020 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.
The use of Common Shares as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for key employees, as they
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link compensation with long-term shareholder value creation and reward participants based on service and/or performance.
The Amended 2020 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing our non-employee directors and officers of the Company and its subsidiaries incentives and rewards for service and/or performance. Some of the key features of the Amended 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
In 2020, Company shareholders approved 2,500,000 Common Shares to be used for awards under the 2020 Plan. As of March 1, 2023, 1,038,541 Common Shares remained available under the 2020 Plan (of which 325,749 Common Shares were available for full-value awards, as opposed to stock options or SARs). If the Amended 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and reduce cash available for other strategic purposes.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and the 2020 Plan, and the potential dilution associated with the Amended 2020 Plan. This information is as of March 1, 2023. As of that date, there were 91,071,925 Common Shares outstanding:
Common Shares Subject to Outstanding Awards and Available for Future Awards:
•Outstanding full-value awards (RSUs and performance shares – assuming maximum performance): 646,478 Common Shares (approximately 0.7% of our outstanding Common Shares);
•Outstanding stock options and SARs: 2,670,714 Common Shares (approximately 2.9% of our outstanding Common Shares) (outstanding stock options and SARs have an average exercise price of $39.99 and an average remaining term of 7.29 years).
•Total Common Shares subject to outstanding awards (full-value awards, stock options and SARs): 3,317,192 Common Shares (approximately 3.6% of our outstanding Common Shares); and
•Total Common Shares available for future awards under the 2020 Plan: 1,038,541 Common Shares (approximately 1.1% of our outstanding Common Shares), of which 325,749 Common Shares (approximately 0.4% of our outstanding Common Shares) are available for full value awards.
Proposed Common Shares Available for Awards Under the Amended 2020 Plan:
•2,500,000 additional Common Shares (approximately 2.7% of our outstanding Common Shares, which percentage reflects the simple dilution of our shareholders that would occur if the Amended 2020 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2020 Plan; and
•The total Common Shares subject to outstanding awards as described above as of March 1, 2023 (3,317,192 Common Shares), plus the Common Shares remaining available for future awards under the 2020 Plan as of such date (1,038,541 Common Shares), plus the proposed additional Common Shares available for future awards under the Amended 2020 Plan (2,500,000 Common Shares), represent an approximate total overhang of 6,855,733 shares (7.5%) on a fully-diluted basis.

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EQUITY PLAN
Based on the closing price on the New York Stock Exchange for our Common Shares on March 1, 2023 of $43.86 per share, the aggregate market value as of March 1, 2023 of the new 2,500,000 Common Shares requested under the Amended 2020 Plan was $109,650,000.
In fiscal years 2020, 2021 and 2022, we granted awards under the Predecessor Plans and the 2020 Plan covering 898,551 Common Shares, 746,264 Common Shares, and 677,550 Common Shares, respectively. Based on our basic weighted average of Common Shares outstanding for those three fiscal years of 90,127,668, 91,394,072, and 91,194,842, respectively, for the three-fiscal-year period 2020-2022, our average burn rate, not taking into account forfeitures, was 0.85% (our individual years’ burn rates were 1.00% for fiscal 2020, 0.82% for fiscal 2021, and 0.74% for fiscal 2022).
In determining the number of shares to request for approval under the Amended 2020 Plan, our management team worked with our external advisors and the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2020 Plan.
If the Amended 2020 Plan is approved, we intend to utilize the shares authorized under the Amended 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended 2020 Plan will last for three years, based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes significantly. As noted below, our Compensation Committee would retain full discretion under the Amended 2020 Plan to determine the number and amount of awards to be granted under the Amended 2020 Plan, subject to the terms of the Amended 2020 Plan, and future benefits that may be received by participants under the Amended 2020 Plan are not determinable at this time.
Our Plan Design Supports Sound Governance Practices:
•limited share recycling provisions;
•no repricing stock options or SARs without shareholder approval;
•no “evergreen” renewal feature;
•grants to non-employee directors are subject to compensation limitations;
•awards are generally subject to one-year minimum vesting requirements; and
•clawback policy applicable to awards under the Amended 2020 Plan.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this proposal, shareholders should consider all of the information in this proposal and this proxy statement.

Our Board recommends a vote FOR the approval of the Amendment and Restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan.

Material Changes From The 2020 Plan

The Amended 2020 Plan (1) increases the number of Common Shares available for awards under the 2020 Plan by 2,500,000 shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2020 Plan, during its duration (as described below), by 2,500,000 Common Shares, (3) correspondingly increases the limit on shares that may be made subject to full-value awards granted under the 2020 Plan, during its duration (as described
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EQUITY PLAN
below), by 700,000 Common Shares, (4) revises the clawback provisions of the 2020 Plan to accommodate anticipated final stock exchange clawback listing standards and (5) extends the term of the 2020 Plan until the 10th anniversary of the date of shareholder approval of the Amended 2020 Plan. The Amended 2020 Plan also makes certain other conforming, clarifying or nonsubstantive changes to the terms of the 2020 Plan to implement the Amended 2020 Plan.

We are not seeking to make any other material changes to the terms of the 2020 Plan.

Other Amended 2020 Plan Highlights
Reasonable Amended 2020 Plan Limits. Subject to adjustment as described in the Amended 2020 Plan, awards under the Amended 2020 Plan are limited to (1) 5,000,000 Common Shares (2,500,000 of which were originally approved by shareholders at the 2020 annual meeting of shareholders, and 2,500,000 of which are newly provided for under the Amended 2020 Plan), plus the shares that are subject to awards granted under the Predecessor Plans or the 2020 Plan that are added (or added back, as applicable) pursuant to the share counting rules in the Amended 2020 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.
The Amended 2020 Plan also provides that, subject as applicable to adjustment and the applicable share counting provisions as described in the Amended 2020 Plan:
•the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 5,000,000 Common Shares;
•the aggregate number of Common Shares subject to awards of restricted stock, RSUs, performance shares, performance units, awards to non-employee directors (other than stock options or SARs) and Other Awards (as defined below) (after taking into account any forfeitures and cancellations) (“Full Value Awards”) will not, during the life of the Amended 2020 Plan, exceed the sum of (1) 1,400,000 Common Shares (increased by 700,000 under the Amended 2020 Plan), plus (2) the number of Common Shares available for Full Value Awards under the 2017 Plan as of May 14, 2020; and
•no non-employee director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000.
Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the Amended 2020 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2020 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2020 Plan, under circumstances further described in the Amended 2020 Plan, but will not count against the aggregate share limit or other Amended 2020 Plan limits described above.
Limited Share Recycling Provisions. Subject to certain exceptions described in the Amended 2020 Plan, if any award granted under the 2020 Plan or Amended 2020 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Amended 2020 Plan. Additionally, if, after May 14, 2020, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires or is settled for cash, or is

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EQUITY PLAN
unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2020 Plan.
The following Common Shares will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2020 Plan, (2) Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding, and (3) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2020 Plan. Further, Common Shares covered by share-settled SARs that are not actually issued upon the exercise thereof, will not be added (or added back, as applicable) to the aggregate number of shares available under the Amended 2020 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the Amended 2020 Plan.
Minimum Vesting. Awards granted under the Amended 2020 Plan will generally vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the aggregate number of Common Shares available for awards under the Amended 2020 Plan, as may be adjusted under the terms of the Amended 2020 Plan, may be used for awards that do not at grant comply with such minimum vesting requirement, and awards granted to non-employee directors will not be subject to such minimum vesting requirement. Further, the minimum vesting requirement does not prevent the Compensation Committee, in is sole discretion, from (1) providing for continued vesting or accelerated vesting for any award under the Amended 2020 Plan upon certain events, including in connection with or following a participant’s death, disability or termination of service or a change of control, or (2) exercising certain other discretionary authority under the Amended 2020 Plan (as described below) at any time following the grant of an award.
No Repricing Without Shareholder Approval. Outside of certain corporate transactions or adjustment events described in the Amended 2020 Plan or in connection with a Change of Control, the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards, or replaced with stock options or SARs with a lower exercise or base price, as applicable, without shareholder approval under the Amended 2020 Plan.
Change of Control Definition. The Amended 2020 Plan includes a definition of “Change of Control,” which is set forth in the Amended 2020 Plan.
Exercise or Base Price Limitation. The Amended 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.
Summary of Other Material Terms of the Amended 2020 Plan
Administration: The Amended 2020 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended 2020 Plan. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the Amended 2020 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended 2020 Plan, or of any Evidence of Award (as defined below) under the Amended 2020 Plan (or related documents), will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Amended 2020 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of
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EQUITY PLAN
awards under the Amended 2020 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors, certain officers or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
Eligibility: Any person who is selected by the Committee to receive benefits under the Amended 2020 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2020 Plan. In addition, certain persons, who satisfy the Form S-8 definition of "employee," and non-employee directors of the Company, may also be selected by the Committee to participate in the Amended 2020 Plan. As of March 1, 2023, there were approximately 141 employees and 11 non-employee directors of the Company expected to participate in the Amended 2020 Plan out of a total of 9,605 employees and 11 non-employee directors providing services to the Company. The basis for participation in the Amended 2020 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Share Counting: Generally, the aggregate number of Common Shares available under the Amended 2020 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the Amended 2020 Plan.
Types of Awards Under the Amended 2020 Plan: Pursuant to the Amended 2020 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”) (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.
Generally, each grant of an award under the Amended 2020 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and conditions as the Committee may determine, consistent with the Amended 2020 Plan. A brief description of the types of awards which may be granted under the Amended 2020 Plan is set forth below.
Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the Amended 2020 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of death, disability or termination of employment or service of the participant or in the event of a Change of Control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the

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participant (or certain other consideration authorized under the Amended 2020 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents. The exercise of a stock option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right (as defined below).
Subject to certain limitations described in the Amended 2020 Plan, the Committee may substitute, without receiving a participant’s permission, SARs payable only in Common Shares (or SARs payable in Common Shares or cash, or a combination of both) for outstanding stock options. However, the terms of the substituted SARs must be substantially the same as the terms for the stock options and the difference between the fair market value of the underlying Common Shares and the base price of the SARs must be equivalent to the difference between the fair market value of the underlying Common Shares and the exercise price of the stock options.
Appreciation Rights: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (1) to any optionee, of Tandem Appreciation Rights in respect of stock options granted under the Amended 2020 Plan, and (2) to any participant, of Free-Standing Appreciation Rights. A “Tandem Appreciation Right” is a right of the optionee, exercisable by surrender of the related stock options, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the exercise price of such related stock options and the value of the Common Shares (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may generally be granted at any time prior to the exercise or termination of the related stock options. However, a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A “Free-Standing Appreciation Right” is a right of the participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the base price of such Free-Standing Appreciation Right and the value of the Common Shares (not exceeding 100%) at the time of exercise.
Each Evidence of Award with respect to a grant of SARs will describe such SARs, identify the related stock options (if applicable), and contain such other terms and provisions, consistent with the Amended 2020 Plan, as the Committee may approve. Appreciation rights may provide for continued vesting or earlier vesting, including in the case of death, disability or termination of employment or service of the participant or in the event of a Change of Control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. A SAR may be paid in cash, Common Shares or any combination of the two.
Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a Free-Standing Appreciation Right may not be less than the fair market value of a Common Share on the date of grant. Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related stock option is also exercisable and at a time when the spread is positive, and by surrender of the related stock option for cancellation. Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the option price of the stock option to which the Tandem Appreciation Right relates may not be less than the fair market value of a Common Share on the date of grant of the stock option. The term of a Free-Standing Appreciation Right may not extend more
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than 10 years from the date of grant. Appreciation rights granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.
Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights (subject in particular to certain dividend provisions in the Amended 2020 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock.
Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of death, disability or termination of employment or service of the participant or a Change of Control.
Restricted Stock Units: RSUs awarded under the Amended 2020 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of death, disability or termination of employment or service of the participant or in the event of a Change of Control.
During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.
Performance Shares, Performance Units, and Cash Incentive Awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2020 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, which dividend equivalents will be subject to

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deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each cash incentive award or grant of performance shares, performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of death, disability or termination of employment or service of the participant or in the event of a Change of Control.
Awards to Non-Employee Directors: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of stock options, SARs or other awards and may also authorize the grant or sale of Common Shares, restricted stock or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by the Committee and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Such awards may provide for continued vesting or earlier vesting, including in connection with or following the death, disability, termination of service of a participant or a Change of Control.
Each grant will specify in the case of stock options, an exercise price per share, and in the case of a Free-Standing Appreciation Right, a base price per share, which will generally not be less than the market value per share on the date of grant. Each stock option and Free-Standing Appreciation Right granted under the Amended 2020 Plan to a non-employee Director will expire not more than ten years from the date of grant and will be subject to earlier termination as provided in the Amended 2020 Plan. If a non-employee Director subsequently becomes an employee of the Company or a specified subsidiary while remaining a member of the Board, any award held under the Amended 2020 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, restricted stock, RSUs or other awards under the Amended 2020 Plan in lieu of cash.
Other Awards: Subject to applicable law and applicable share limits under the Amended 2020 Plan, the Committee may authorize the grant to any participant of Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The Committee will determine the terms and conditions of any such awards. Common Shares delivered under such an award in the nature of a purchase right granted under the Amended 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2020 Plan. The Committee may also authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
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EQUITY PLAN
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the death, disability or termination of employment or service of the participant or in the event of a Change of Control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Shares, based upon the earning and vesting of such awards.
Change of Control: The Amended 2020 Plan includes a definition of “Change of Control.” In general, a Change of Control means the occurrence of specified events, as further described in the Amended 2020 Plan.
Management Objectives: The Amended 2020 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2020 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.
Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards: Except as otherwise provided by the Committee and subject to the terms of the Amended 2020 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2020 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2020 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the Amended 2020 Plan will be subject to further restrictions on transfer.
Adjustments: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Amended 2020 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the Amended 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a Change of Control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any

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such transaction or event or Change of Control of the Company, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of Common Shares available under the Amended 2020 Plan and the share limits of the Amended 2020 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a Change of Control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, Other Awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The Amended 2020 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.
Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee or the Board from time to time, or as required by applicable law or any applicable rules or regulations promulgated by the SEC or the Company’s applicable stock exchange. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or the Board or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the SEC or the Company’s applicable stock exchange.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended 2020 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2020 Plan (including sub-plans) (to be considered part of the Amended 2020 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2020 Plan as then in effect unless the Amended 2020 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.
Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2020 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or
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EQUITY PLAN
other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the Amended 2020 Plan exceed the maximum amount required to be withheld to satisfy applicable withholding taxes or other amounts in connection with the benefit. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.
No Right to Continued Employment: The Amended 2020 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the Amended 2020 Plan: The 2020 Plan became effective on May 14, 2020. The Amended 2020 Plan will become effective on the date it is approved by the Company’s shareholders.
Amendment and Termination of the Amended 2020 Plan: The Board generally may amend the Amended 2020 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2020 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2020 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2020 Plan, (3) would materially modify the requirements for participation in the Amended 2020 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the Amended 2020 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2020 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, or in the event of a Change of Control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2020 Plan or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the Amended 2020 Plan at any time. Termination of the Amended 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2020 Plan on or after the 10th anniversary of the date shareholders approve the Amended 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2020 Plan.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2020 Plan because the grant and actual pay-out of awards under the Amended 2020 Plan are subject to the discretion of the plan administrator.

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U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended 2020 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended 2020 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units, and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.
Nonqualified Stock Options. In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
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Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.
Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company and its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Awards Granted to Certain Persons
The table below shows the number of awards granted under the 2020 Plan to the named executive officers and the other individuals and groups indicated below since its inception through March 1, 2023.

AVIENT CORPORATION 2020 EQUITY AND INCENTIVE COMPENSATION PLAN

Name and Position/Group	Number of Common Shares or Common Shares Subject to RSUs	Number of Common Shares Subject to SARs	Number of Common Shares Subject to Performance Shares
Named Executive Officers:
Robert M. Patterson, Chairman, President and Chief Executive Officer	132,044	470,850	—
Jamie A. Beggs, Senior Vice President, Chief Financial Officer	63,565	75,750	—
Michael A. Garratt, Senior Vice President, President, Color, Additives and Inks, EMEA	15,491	54,950	—
Lisa K. Kunkle, Senior Vice President, General Counsel and Secretary	17,221	60,950	—
Joel R. Rathbun, Senior Vice President, Mergers and Acquisitions	16,791	59,400	—
All current executive officers, as a group	297,374	905,720
All current non-employee directors, as a group	104,383	—	—
Each nominee for election as a director	104,383	—	—
Each associate of any of the foregoing	—	—	—
Each other person who received at least 5% of all awards	—	—	—
All employees, including current officers who are not executive officers, as a group	572,697	1,500,010	—

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EQUITY PLAN
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the Amended 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2020 Plan by our shareholders.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2022

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	2,859,350	$39.08	1,721,673
Equity compensation plans not approved by security holders	—	—	—
Total	2,859,350	$39.08	1,721,673
(1) This amount represents shares of common stock underlying awards that have been granted under the terms of the 2010 Plan, the 2017 Plan and the 2020 Plan, including 2,211,939 shares issuable pursuant to outstanding stock appreciation rights (SARs) (assuming maximum achievement, so this aggregate reported number may overstate actual dilution) and 647,411 shares issuable pursuant to outstanding restricted stock unit (RSU) and performance share awards.
(2) Reflects the weighted-average exercise price of SARs, and does not take into account RSUs or performance shares, as such awards have no exercise price.
(3) In addition to options, warrants and rights, the 2020 Plan authorizes the issuance of restricted stock, RSUs and performance shares. This amount represents shares of common stock remaining available for future awards under the 2020 Plan.

Our Board recommends a vote FOR the approval of the Amendment and Restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan.

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AUDIT

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
The Audit Committee has appointed EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023. The Board recommends ratification of the Audit Committee’s appointment of EY.
The selection of EY as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.
A representative of EY is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to appropriate questions regarding EY’s examination of our consolidated financial statements and records for the year ended December 31, 2022.

Our Board recommends a vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT SERVICES AND RELATED FEE ARRANGEMENTS
Services provided by EY, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:
Audit Fees.  Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, the review of registration statements filed with the SEC, accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $5.9 million in 2022 and $5.2 million in 2021. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2022 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.
Audit-Related Fees.   Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. There were no fees for audit-related services billed in 2022 or 2021.
Tax Fees.  Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1.5 million in 2022 and $0.8 million in 2021. The Audit Committee pre-approved all tax fee arrangements billed in 2022.
All Other Fees.  No fees for other services were billed in 2022 or 2021.

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AUDIT
Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by EY in order to assure that the provision of such services and related fee arrangements do not impair EY’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by EY that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.
EY will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by EY and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal and independent auditors. The Audit Committee’s specific responsibilities are described in its charter, which is available on the Company’s website at: www.avient.com under the heading “Investors” and the subheading “Governance.”
The Audit Committee currently consists of six Directors, each of whom our Board has determined to meet the requirements of the New York Stock Exchange (the “NYSE”) for independence and financial literacy. Five members of the Audit Committee also meet the requirements of an “audit committee financial expert” as defined by the SEC.
The Audit Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm. The Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Audit Committee through its Chair is also directly involved in the selection of EY’s lead engagement partner, which occurs every five years. The most recent lead engagement partner rotation occurred at the start of 2022.
Avient’s Audit Committee believes that the continued retention of EY to serve as Avient’s independent registered public accounting firm is in the best interests of Avient and its shareholders. In making such determination, the Audit Committee considers, among other things, an evaluation of EY’s performance, qualifications, independence, tenure, and appropriateness of fees, as well as the potential impact of changing auditors. EY has been retained as the independent registered public accounting firm for Avient and its predecessor companies, PolyOne Corporation and The Geon Company, continuously since 1993.

Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 with management and the
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AUDIT
independent registered public accounting firm, including any significant changes in the Company’s selection or application of accounting principles.
The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2022. The Audit Committee reviewed with the independent registered public accounting firm, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of Avient’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also reviewed with the independent registered public accounting firm its report on the Company’s internal control over financial reporting at December 31, 2022, including the basis for its conclusions.
The Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, EY has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY their firm’s independence from management and Avient. The Audit Committee has approved all audit, audit-related and non-audit services and fees provided to the Company by the independent registered public accounting firm in accordance with its approval process. Based upon the Audit Committee’s considerations, the Audit Committee has concluded that EY is independent.
The Audit Committee discussed with Avient’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Avient’s internal control over financial reporting, and the overall quality of Avient’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2022, to be filed with the SEC.

All members of the Audit Committee concur with this report.
The Audit Committee of the Board of Directors

Robert E. Abernathy         Sandra Beach Lin
Neil Green            Kim Ann Mink
William R. Jellison, Chair     William A. Wulfsohn                 February 13, 2023

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Governance and Corporate Responsibility Committee, must affirmatively determine that a given Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. The Board considers even immaterial relationships, including transactions, relationships and arrangements with the Company, in its decision-making process to ensure a complete view of each Director’s independence. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the NYSE.
In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.
•If the Director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling stockholder, equity holder, executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;
•If the Director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received payments for property or services, and the Director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or
•If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.
Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.avient.com, under the heading “Investors” and the subheading “Governance.”
Our Board performed its independence review earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of our Directors (Messrs. Abernathy, Fearon, Goff, Green, Jellison, Nicolas, Preete, and Wulfsohn, and Mses. Lin, Mink, and Verduin), with the exception of Mr. Patterson, is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such Director serves.
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CORPORATE GOVERNANCE

LEAD DIRECTOR
Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to annually select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and Mr. Patterson, the Chairman of our Board and our CEO. The Lead Director is also responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Fearon has served as our Lead Director since May 2015.

BOARD LEADERSHIP STRUCTURE
Mr. Patterson is the Chairman of our Board and our President and CEO. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role provides an additional layer of independent oversight of Avient and also provides for an avenue of communication between management and the independent Directors, and among the Directors themselves. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the Board process.

MAJORITY VOTING FOR DIRECTORS
Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Broker non-votes will not be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Governance and Corporate Responsibility Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Governance and Corporate Responsibility Committee’s recommendation. The Governance and Corporate Responsibility Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to Avient, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

BOARD OVERSIGHT OF RISK
Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Avient overall.
Our Board administers its risk oversight function directly and through its committees. The Board has delegated specific risk oversight responsibility to the committees of the Board. Under its Charter, the Audit Committee has oversight of the Company’s risk management processes, including risk oversight related to cybersecurity and data protection. The Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and

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control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews reports related to on-going assessments of the Company’s risk management processes and system of internal control. In addition, the Audit Committee regularly reviews issues that present particular risks to the Company, including those involving information technology and cybersecurity. Specifically regarding cybersecurity, the Audit Committee regularly receives updates from management regarding the Company's defense and detection capabilities, incident response plans and employee training activities. Members of our Information Technology team provide this detailed overview to the Audit Committee of the Company’s cybersecurity efforts and management of that risk at least twice per year. In some instances the full Board also receives the update.

The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by Avient relating to safety, health, physical security, environmental, and product stewardship, and steps taken by management to minimize such risks and exposures to the Company and its constituencies. The Environmental, Health and Safety Committee also provides oversight of the systems that are in place to monitor and mitigate our carbon footprint and the potential risks associated with climate change.
The Compensation Committee annually reviews and assesses risks arising from the Company's compensation policies and practices, as described below in the “Risk Assessment of the Compensation Programs” section of this proxy statement.
The Governance and Corporate Responsibility Committee oversees risks related to the Company's programs, policies, and practices related to certain environmental, social, and governance matters, including with regard to how the Board and management evaluate and integrate such matters into our business strategy and decision-making.
Our Board oversees and monitors these committees in exercising their responsibilities relating to risk.
Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management. Our Board confirms that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.
 The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that certain important categories of risk are assigned to committees that consist of independent Directors. These committees receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight. The Board believes that the leadership structure of our Board is appropriate given the Board’s oversight of risk as described above.

BOARD OVERSIGHT OF ESG AND SUSTAINABILITY MATTERS
Avient has clear responsibilities related to ESG and sustainability matters. Our Governance and Corporate Responsibility Committee assists the Board in fulfilling its oversight responsibilities related to corporate responsibility, environmental, social and governance matters. Further, our Environmental, Health and Safety Committee oversees and monitors the establishment and maintenance by management of comprehensive safety, health, environmental, physical security and product stewardship policies, standards and practices for the Company. Our Environmental, Health and Safety Committee also provides oversight of the systems that are in place to monitor and mitigate our carbon footprint and potential risks associated with climate change. Additionally, Avient formed an internal Sustainability Council that is responsible for managing ESG initiatives at all levels of our organization in support of our long-term business strategy.
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CORPORATE GOVERNANCE

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
In accordance with applicable NYSE listing standards and SEC regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.avient.com, under the heading “Investors” and the subheading “Governance.”

RELATED PERSON TRANSACTIONS
Under our Code of Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. The Board recognizes that some transactions, arrangements, and relationships present a heightened potential for conflicts of interest (or the perception of conflicts of interest) and, therefore, has adopted a written Related Person Transactions Policy (the “Policy”) governing these transactions. The Policy generally applies to “Related Person Transactions,” defined as any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which (i) the Company or any of its subsidiaries was, is or will be a participant and the amount involved exceeds $120,000 and (ii) any of the following persons had, has or will have a direct or indirect material interest (except those transactions, arrangements or relationships that would not be required to be disclosed pursuant to SEC rules after considering the materiality thresholds set forth in Item 404 of Regulation S-K under the Exchange Act):
•our Directors, Director nominees, or Executive Officers;
•any immediate family member of any of the foregoing persons;
•any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; or
•any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Pursuant to the Policy, all Related Person Transactions are subject to reasonable prior review and approval by the Audit Committee. In determining whether to approve a Related Person Transaction, the Audit Committee considers the following factors, among others: (1) whether the transaction is in conformity with the Company’s Code of Conduct and is in the best interests of the Company; (2) whether the transaction would be in the ordinary course of the Company’s business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the rules of the NYSE.

In circumstances where it is not reasonable or practical to wait until the next Audit Committee meeting to review a proposed Related Person Transaction, the Chair of the Audit Committee may review and approve such Related Person Transaction in accordance with the Policy, subject to ratification by the Audit Committee at its next regularly scheduled meeting. Further, if management becomes aware of any Related Person Transactions that were not previously approved under the Policy, such Related Person Transactions shall be presented to the Audit Committee as promptly as practicable for its action.

If a Related Person Transaction is ongoing, the Audit Committee will be responsible for overseeing and annually assessing the continued appropriateness of such Related Person Transaction and may establish guidelines for the Company’s management team to follow in its ongoing dealings with the related person.

There were no related person transactions in 2022.

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COMMUNICATION WITH THE BOARD
Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, Avient Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.
The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that the Secretary otherwise determines requires the Board’s attention, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings, product complaints and product inquiries, new product or technology suggestions, job inquiries and resumes, advertisements or solicitations, and surveys. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

BOARD AND COMMITTEES
Board Attendance
The Board met seven times during 2022, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend annual meetings of shareholders. In 2022, all of our Directors serving at that time attended the annual meeting of shareholders.
Board Committees
As of the date of this proxy statement, our Board has 12 Directors and the following four committees: Audit, Compensation, Governance and Corporate Responsibility, and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.avient.com under the heading “Investors” and the subheading “Governance.”
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CORPORATE GOVERNANCE

Audit Committee—Primary Responsibilities and Requirements
Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements	NUMBER OF MEETINGS IN 2022: 7
Exercises oversight of our independent auditors, internal auditors and financial management
Appoints the independent auditors to serve as auditors in examining our corporate accounts	COMMITTEE MEMBERS: R.E. Abernathy N. Green W.R. Jellison (C) S.B. Lin K.A. Mink W.A. Wulfsohn
Reviews reports to management and the Audit Committee related to on-going assessments of the Company's risk management processes and system of internal control, including risk oversight related to cybersecurity and data protection
All of the Audit Committee members meet the financial literacy and independence requirements as set forth in the NYSE listing standards. Each of Messrs. Abernathy, Jellison, and Wulfsohn and Mses. Lin and Mink meet the requirements of an "audit committee financial expert" as defined by the SEC
C = Chair of the Committee

Compensation Committee—Primary Responsibilities and Requirements
Reviews and approves the compensation and other benefits provided to our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for non-employee Directors are subject to the approval of the Board	NUMBER OF MEETINGS IN 2022: 5
Works with Avient senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs	COMMITTEE MEMBERS: R.E. Abernathy R.H. Fearon E. Nicolas K.J. Preete (C) W.A. Wulfsohn
Provides policy guidance and oversight on selected human resource policies and practices and, together with the full Board, regularly reviews other human capital matters, including employee recruitment, training and development, diversity and inclusion, and employee engagement overall
Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs
Assesses the independence of its consultants
All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards
May delegate responsibilities (including ministerial duties) from time to time, as necessary, to subcommittees or management, but is limited in its ability to delegate authority with respect to matters impacting executive officers and non-employee Directors
C = Chair of the Committee
The Compensation Committee directly retained Willis Towers Watson (the “Consultant”) in 2022 to assist with assessing the competitiveness and overall appropriateness of our executive and director compensation programs. In 2022, the Consultant provided the Compensation Committee with

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comparative compensation information with respect to base salaries and annual and long-term incentive targets to provide the Compensation Committee with a general understanding of current compensation practices in the market. More detailed information about the compensation awarded to our Named Executive Officers in 2022, and the role of the Consultant and management in determining or recommending the amount or form of executive compensation, is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant regularly attends Compensation Committee meetings, maintains regular contact with the Compensation Committee, and interacts with management to gather the data needed to prepare reports for Compensation Committee review.
The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to Avient by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services during 2022 totaling less than $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.
The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, in assessing the independence of the Consultant. The Compensation Committee reviewed each factor as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

Governance and Corporate Responsibility Committee— Primary Responsibilities and Requirements
Identifies individuals qualified to become Board members, consistent with criteria approved by the Board	NUMBER OF MEETINGS IN 2022: 3
Selects, or recommends that the Board select, the Director nominees for the next annual meeting of shareholders	COMMITTEE MEMBERS: R.H. Fearon (C) G.J. Goff N. Green S.B. Lin K.J. Preete P. Verduin
Considers and recommends to the Board annual Committee assignments
Develops, reviews and recommends to the Board corporate governance guidelines applicable to Avient and directorship practices
Oversees the annual evaluation of the Board
Assists the Board in fulfilling its oversight responsibilities relating to corporate responsibility, environmental, social and governance matters
•Provides oversight and guidance with regard to how the Board and management evaluate and integrate corporate responsibility and sustainability into the Company’s business strategy and decision-making
•Receives regular updates from management on these topics and review reports on corporate responsibility and/or sustainability published by the Company

All members of the Governance and Corporate Responsibility Committee have been determined to be independent as defined by the NYSE listing standards
C = Chair of the Committee
The Governance and Corporate Responsibility Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Governance and Corporate Responsibility Committee should follow the procedures
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CORPORATE GOVERNANCE
described for shareholder nominations for Director in the “Proposal 1 – Election of Twelve Director Nominees to Our Board of Directors” section of this proxy statement. The Governance and Corporate Responsibility Committee uses a variety of methods for identifying nominees for election as Directors to our Board, including third-party search firms, recommendations from current Board members and recommendations from shareholders. When using a third-party search firm, the Governance and Corporate Responsibility Committee generally provides such firm with guidance as to the skills, experience, and qualifications that the Governance and Corporate Responsibility Committee is seeking in potential candidates, and the search firm identifies candidates for the Governance and Corporate Responsibility Committee’s consideration. Although Governance and Corporate Responsibility Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a Director, the Governance and Corporate Responsibility Committee considers the following criteria in evaluating potential candidates:
•Business or professional experience;
•Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the specialty materials industry;
•Personal characteristics, such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
•Substantial accomplishments with demonstrated leadership capabilities;
•Freedom from outside interests that conflict with our best interests;
•The diversity of backgrounds and experience each member will bring to the Board, including diversity with respect to race, gender, national origin, ethnicity, nationality, and sexual orientation, as well as differences in viewpoint, background and skill; and
•Our needs from time to time.
The Governance and Corporate Responsibility Committee believes that having a diverse Board helps foster greater innovation, unique thinking and stronger governance. We consider diversity to include differences in race, gender, national origin, ethnicity, nationality, and sexual orientation, as well as differences in viewpoint, background, experience and skills. When identifying nominees for election to the Board, the Governance and Corporate Responsibility Committee will include, and will request that any search firm it engages include, qualified female and racially/ethnically diverse persons in the initial pool from which director nominees are chosen. The Governance and Corporate Responsibility Committee assesses the effectiveness of this policy as part of its regular review of the Company's Corporate Governance Guidelines and by monitoring changes in the Board's composition and diversity mix along a variety of dimensions over time.
The process to determine director nominees for election to the Board is based upon the recommendations of the Governance and Corporate Responsibility Committee, which is responsible for selecting directors to recommend to the Board for election by the shareholders and to recommend qualified individuals to fill vacancies between shareholder meetings. The Governance and Corporate Responsibility Committee will make a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If a consensus is reached by the Governance and Corporate Responsibility Committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, the Governance and Corporate Responsibility Committee will conduct interviews with the candidate and may invite other Board members or senior Avient executives to interview the candidate to assess the candidate’s overall qualifications. In considering director nominees, the Governance and Corporate Responsibility Committee considers the Board skills matrix to determine any gaps in skills and characteristics (including diversity characteristics) identified in the current composition of our Board, and the desirable skills/characteristics for a new Board member.

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The Governance and Corporate Responsibility Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, and the need for subject matter expertise. The Governance and Corporate Responsibility Committee has established criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Governance and Corporate Responsibility Committee in the same manner as any other nominee for election to the Board. Finally, if the Governance and Corporate Responsibility Committee determines that a candidate should be nominated for election to the Board, the Governance and Corporate Responsibility Committee will present its findings and recommendation to the full Board for approval.
The Governance and Corporate Responsibility Committee is responsible for confirming that the Board evaluates its performance on an annual basis. The Director evaluation process includes self-evaluation of the Board as a whole and of each Board committee, as well as a peer evaluation. In addition, the Lead Director discusses overall Board effectiveness with each individual Director on an annual basis.

Environmental, Health and Safety Committee—Primary Responsibilities and Requirements
Oversee and monitor the establishment and maintenance by management of comprehensive safety, health, environmental, physical security and product stewardship policies, standards and practices for the Company	NUMBER OF MEETINGS IN 2022: 2
Review significant risks and exposures regarding significant safety, health, physical security, environmental, and product stewardship concerns with management	COMMITTEE MEMBERS: G.J. Goff (C) W.R. Jellison K.A. Mink E. Nicolas R.M. Patterson P. Verduin
 C = Chair of the Committee

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CORPORATE GOVERNANCE

BOARD REFRESHMENT AND DIVERSITY
The Governance and Corporate Responsibility Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate. In the past five years, the Governance and Corporate Responsibility Committee has identified and recommended four new independent Directors. The chart below shows the percentage of our Directors following the Annual Meeting (assuming all nominees are elected) who have tenure in each of the following categories: five or fewer years of service; six to ten years of service; and more than ten years of service.
Our Corporate Governance Guidelines provide that non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company. Further, the Board annually assesses its effectiveness through a robust evaluation process, as described above.
Our Governance and Corporate Responsibility Committee seeks to compose a Board with members who have a broad range of experiences, skills and diversity. When identifying nominees for election to the Board, the Governance and Corporate Responsibility Committee will include, and will request that any search firm it engages include, qualified female and racially/ethnically diverse persons in the initial pool from which director nominees are chosen. The Governance and Corporate Responsibility Committee assesses the effectiveness of this policy through its periodic evaluation of the composition of the full Board, including consideration of its diversity mix.
Diversity (1)
5 of 12 Director Nominees

(1) Diversity characteristics are based on information self-identified by each director to the Company.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2022 NON-EMPLOYEE DIRECTOR COMPENSATION
We compensate non-employee Directors for their service on the Board with a combination of cash and equity awards, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting Director compensation, we consider the significant amount of time our Directors spend fulfilling their duties as well as the skill level required of members of our Board. We compensate our non-employee Directors in a way that is competitive, attracts and retains a high caliber of Directors, and aligns their interests with those of our shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION HIGHLIGHTS
•Annual review and assessment of non-employee Director compensation by the Compensation Committee;
•Comparative assessment of non-employee Director compensation by the Consultant against market data;
•Emphasis on equity in the overall compensation mix to support shareholder alignment;
•Shareholder-approved limit on cash and equity compensation to non-employee Directors under the Long-Term Incentive Plans; and
•Robust stock ownership guideline set at 12,500 shares for each non-employee Director (which amount is equivalent to approximately four times the annual cash retainer, based on the Company's closing stock price on December 30, 2022 of $33.76).

NON-EMPLOYEE DIRECTOR RETAINER AND MEETING FEES
In 2022, we paid our non-employee Directors a retainer at an annual rate of $250,000 (payable in quarterly installments in arrears) consisting of $110,000 in cash and $140,000 in targeted value of fully vested common shares (subject to rounding). In 2022, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer (including the additional cash retainers for the Lead Director and committee chairs, and unscheduled meeting fees) and the equity award value. These compensation elements were compared against Avient’s peer group (as described in the "Compensation Discussion and Analysis"), as well as a general industry group consisting of 128 comparably-sized general industry (excluding financial services and utilities) companies based on median revenues. In the Compensation Committee’s view, this analysis demonstrated that the non-employee Directors’ compensation was reasonably positioned relative to market. No changes were made in 2022 to the Directors' cash retainer and equity award value.
No fees are paid for attendance at regularly scheduled board meetings. We pay individual meeting fees only as follows: $2,000 in cash for each unscheduled Board and committee meeting attended; and $1,000 in cash for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairs of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below, which were not increased in 2022. We also reimburse Directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers
Lead Director	$30,000
Chair, Audit Committee	$20,000
Chair, Compensation Committee	$15,000
Chair, Environmental, Health and Safety Committee	$15,000
Chair, Governance and Corporate Responsibility Committee	$15,000
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NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”). Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2022, we awarded shares to Directors under the 2020 Plan. Deferred compensation for the participating Directors, whether in the form of cash or common shares, is recorded in a recordkeeping account that reflects the amounts deferred and any applicable notional earnings. Dividends, if any, on the deferred common shares are accrued for the benefit of the participating Directors.

2022 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total (c) ($)
R.E. Abernathy	111,000	140,027	251,027
R.H. Fearon	156,000	140,027	296,027
G.J. Goff	126,000	140,027	266,027
N. Green	111,000	140,027	251,027
W.R. Jellison	131,000	140,027	271,027
S.B. Lin	111,000	140,027	251,027
K.A. Mink	111,000	140,027	251,027
E. Nicolas (1)	111,000	140,027	251,027
K.J. Preete	126,000	140,027	266,027
P. Verduin	111,000	140,027	251,027
W.A. Wulfsohn	111,000	140,027	251,027
(1) In 2022, Mr. Nicolas deferred payment of all of his annual cash retainer, as well as meeting fees, into the Deferred Compensation Plan, which amounts were invested in Company common shares, rounded up to the nearest whole share. As a result, he was credited with 2,992 common shares under the Deferred Compensation Plan.

Fees Earned or Paid in Cash (column (a))
Non-employee Directors may defer payment of all or a portion of their annual cash retainer (payable in quarterly installments in arrears), as well as meeting, Lead Director, and committee chair fees, into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director, Lead Director, or committee chair in any applicable quarter.
Stock Awards (column (b))
Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the applicable dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter and rounding to a whole share as partial shares are not issued. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2022 — $48.83 (717 shares); June 30, 2022 — $39.795 (880 shares); September 30, 2022 — $30.72 (1,139 shares); and December 31, 2022 — $33.66 (1,040 shares). The value of the stock award is prorated based upon time served as a Director in any applicable quarter.

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NON-EMPLOYEE DIRECTOR COMPENSATION

OPTION AWARDS OUTSTANDING AND FULLY-VESTED DEFERRED SHARES
As of December 31, 2022, there were no outstanding stock options held by non-employee Directors. The number of fully-vested deferred shares held in an account for each Director at the end of the 2022 fiscal year is set forth in the following table.

Name	Number of Deferred Shares(1) (#)
R.E. Abernathy	—
R.H. Fearon	—
G.J. Goff	—
N. Green	2,459
W.R. Jellison	40,241
S.B. Lin	39,738
K.A. Mink	22,431
E. Nicolas	8,810
K.J. Preete	34,125
P. Verduin	—
W.A. Wulfsohn	46,853
(1) Dividends paid on shares held in the Deferred Compensation Plan are reinvested in Avient common shares through a dividend reinvestment feature of the Deferred Compensation Plan. The number of deferred shares includes shares acquired through dividend reinvestment through 2022 (including the fourth quarter dividend declared on October 13, 2022 to shareholders of record on December 16, 2022, which was paid on January 6, 2023).

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OWNERSHIP OF AVIENT SHARES

OWNERSHIP OF AVIENT SHARES

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES
The following table shows the number of our common shares beneficially owned as of March 1, 2023 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2022 Summary Compensation Table below and by all Directors and executive officers as a group.

Name	Number of Shares Owned (1)		Right to Acquire Shares		Total Beneficial Ownership	% of Class (4)
Robert E. Abernathy	28,244		—		28,244	*
Richard H. Fearon	135,439		—		135,439	*
Gregory J. Goff	41,849		—		41,849	*
Neil Green	4,920	(2)	—		4,920	*
William R. Jellison	53,739	(2)	—		53,739	*
Sandra B. Lin	41,772	(2)	—		41,772	*
Kim Ann Mink	22,431	(2)	—		22,431	*
Ernest Nicolas	8,810		—		8,810	*
Kerry J. Preete	40,813	(2)	—		40,813	*
Patricia Verduin	14,714		—		14,714	*
William A. Wulfsohn	46,853	(2)	—		46,853	*
Robert M. Patterson	924,761		52,545	(3)	977,306	1.07%
Jamie A. Beggs	—		657	(3)	657	*
Michael A. Garratt	40,313		15,760	(3)	56,073	*
Lisa K. Kunkle	79,813		15,121	(3)	94,934	*
Joel R. Rathbun	39,419		18,710	(3)	58,129	*
21 Directors and executive officers as a group	1,581,833		133,926	(3)	1,715,759	1.88%
*  Represents less than 1% of our outstanding common shares.
(1) Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. For Named Executive Officers, it includes an approximate number of shares credited to each individual’s account in the Avient Retirement Savings Plan, a tax-qualified defined contribution plan, as follows: L.K. Kunkle, 2,045 shares. The amounts also include an approximate number of shares credited to the Named Executive Officers’ accounts in our Avient Supplemental Retirement Benefit Plan (as defined herein), a non-qualified defined contribution plan, as follows: R.M. Patterson, 349,492 shares, M.A. Garratt, 14,651 shares, J.R. Rathbun, 27,342 shares. The number of common shares allocated to these individuals from both the Retirement Savings Plan and the Supplemental Retirement Benefit plan is provided by the plan administrator in a statement for the period ending February 28, 2023, based on the current market value of the applicable shares held by the individual under each plan. Additional common shares may have been allocated to the accounts of participants since the date that the last statements were received from the administrator.
(2) With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: N. Green, 2,459 shares; W.R. Jellison, 40,241 shares; S.B. Lin, 39,738 shares; K.A. Mink, 22,431 shares; E. Nicolas, 8,810 shares; K.J. Preete, 34,125 shares; and W.A. Wulfsohn, 46,853 shares.
(3) Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of March 1, 2023 at $43.86, the closing market price of Avient’s common shares on March 1, 2023.
(4) Based on 91,071,925 common shares outstanding as of March 1, 2023.

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OWNERSHIP OF AVIENT SHARES
The following table shows information relating to all persons who, as of March 1, 2023, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Common Shares	% of Class(4)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055(1)	11,190,454	12.29%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	10,130,890	11.12%
Marquard & Bahls AG Koreastrasse 7 Hamburg, Germany 20457(3)	4,564,633	5.01%
(1) Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023. As of December 31, 2022, BlackRock, Inc. had sole voting power with respect to 10,967,226 of these shares, sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares.
(2) Based on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. As of December 31, 2022, The Vanguard Group had sole voting power with respect to none of these shares, sole dispositive power with respect to 9,914,938 of these shares, shared voting power with respect to 129,594 of these shares and shared dispositive power with respect to 215,952 of these shares.
(3) Based on information contained in a Schedule 13G filed by Marquard & Bahls AG with the SEC on March 1, 2023. As of December 31, 2022, Marquard & Bahls AG had sole voting and sole dispositive power with respect to all of these shares, and shared voting and shared dispositive power with respect to none of these shares.
(4) Based on 91,071,925 common shares outstanding as of March 1, 2023.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS
The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum amount of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares (which amount, for 2022, is equivalent to approximately four times the annual cash retainer, based on the Company's closing stock price on December 30, 2022 of $33.76).
The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly and indirectly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors either meet, or are viewed by us as on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. Similar policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
Avient Corporation provides specialized and sustainable material solutions that transform customer challenges into opportunities, bringing new products to life for a better world. Examples include:
•Dyneema®, the world's strongest fiber™, enables unmatched levels of performance and protection for end-use applications, including ballistic personal protection, marine and sustainable infrastructure and outdoor sports;
•Unique technologies that improve the recyclability of products and enable recycled content to be             incorporated, thus advancing a more circular economy;
•Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which can improve fuel efficiency in all modes of transportation and reduce carbon footprint;
•Sustainable infrastructure solutions that increase energy efficiency, renewable energy, natural resource conservation and fiber optic / 5G network accessibility.
This section highlights significant Compensation Committee and Company executive compensation actions that occurred in 2022. In addition, it illustrates the relationship between the compensation of our Named Executive Officers and how we measure Company performance.
Our Named Executive Officers for 2022 are:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Jamie A. Beggs	Senior Vice President, Chief Financial Officer
Michael A. Garratt	Senior Vice President, President, Color Additives and Inks, EMEA
Lisa K. Kunkle	Senior Vice President, General Counsel and Secretary
Joel R. Rathbun	Senior Vice President, Mergers and Acquisitions
How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) reward employees for generating consistent improvement in Company performance; (2) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value; and (3) attract, motivate and retain talented executives. We believe that executive compensation, including both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:
•The Company’s operating performance, including results against both our long-term and short-term growth targets; and
•Return to shareholders over time.
How our compensation programs contribute to our Company’s success is described below.
Key 2022 Company Performance Results and Return to Shareholders.
2022 was a challenging but pivotal year for Avient and our vision to be a world-class sustainable organization. Despite reduced global demand in the second half of the year as a result of several factors, including the war in Ukraine, slowing economic growth, and the continuing COVID-19 pandemic, Avient's 2022 pro forma adjusted earnings per share ("EPS") increased compared to 2021. In addition, we completed two transformational portfolio moves, dramatically enhancing our product offerings in line with the specialty strategy we established over a decade ago. We now have what we believe to be the

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strongest portfolio offering in the history of the company with 100% of sales now being generated from specialty applications.

2022 Company performance highlights include:

•Completed the acquisition of the DSM Protective Materials business ("APM"), including the Dyneema® brand, the World's Strongest Fiber™ (the "APM Acquisition");
•Completed the sale of our Distribution business for $950.0 million;
•Full-year GAAP EPS from continuing operations was $0.90 in 2022, compared to $1.65 in 2021;
•Increased pro forma adjusted EPS from continuing operations from $3.02 in 2021 (pro forma for the APM Acquisition and the sale of our Distribution business) to $3.04(1) in 2022;
•Strong working capital performance to finish the year resulted in cash flow from operations of approximately $400 million for 2022;
•Generated approximately $290 million(1) of free cash flow, paid down $950 million of debt and ended the year with a net debt-to-EBITDA leverage ratio of 2.9x(1);
•Increased our dividend on an annualized basis by 4% to $0.99; the 12th consecutive year of annual increase;
•Our injury incident rate was 0.51 (per 100 full-time workers per year) compared to the industry average of 3.40 in 2021;
•Certified again as an ACC Responsible Care® organization for outstanding environmental, health, safety and security performance; and
•Continued our journey of improving our culture: received our 4th certification as a Great Place to Work® by the Great Place to Work Institute, and the highest scores in the Company's history.
(1) Adjusted EPS, Adjusted EPS pro forma for the APM Acquisition and the sale of our Distribution business, free cash flow, and net debt-to-EBITDA leverage ratio are financial measures that are not presented in accordance with GAAP. See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of these measures to their most directly comparable financial measures calculated in accordance with GAAP.

Pay-for-Performance: 2022 Compensation Outcomes. Our 2022 compensation results continued to reflect our pay-for-performance philosophy of aligning executive compensation directly with our operational and financial performance:
•2022 Annual Incentive Program: The 2022 Annual Incentive Program used adjusted operating income, working capital as a percentage of sales and sustainability metrics. Our 2022 financial performance resulted in varying levels of achievement and, as a result, the Named Executive Officers participating in the 2022 Annual Incentive Program received payouts based on the attainment rates below. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers under our 2022 Annual Incentive Program.

2022 Corporate Plan Annual Incentive Program (Patterson, Beggs, Kunkle and Rathbun)	57.8%
2022 CAI Annual Incentive Program (Garratt)	47.9%
•2020-2022 Long-Term Incentive Program: We used adjusted EPS as the performance measure for our 2020-2022 Long-Term Incentive Program cash-settled performance units, as we believe an improvement in EPS drives improvement in shareholder value. The participating Named Executive Officers received a payout under this award based on 189% attainment. The
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COMPENSATION DISCUSSION AND ANALYSIS
description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers for the 2020-2022 performance period. In addition, our SARs have performance conditions, tied to our stock price appreciation.
Our executive compensation programs reflect the belief that the amount earned by our executives must to a significant extent depend on achieving rigorous company and business segment objectives designed to enhance shareholder value. Looking back, and taking into account the performance achieved compared to the objectives set, we believe that our Named Executive Officers’ incentive compensation results are aligned with the operational performance that we achieved for 2022.
Results of Say-on-Pay Vote. At the 2022 Annual Meeting, we held our annual advisory vote on Named Executive Officer compensation. Over 97% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results as well as other input from conversations held with investors and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2023 Annual Meeting, we will again hold an advisory vote to approve Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.
Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving our financial results and aligning pay with performance for 2022 and are intended to attract and retain a highly experienced, successful team to manage Avient. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders, including when we achieve positive operational performance.

We align executive compensation with shareholder interests We avoid excessive risk while fostering sustainable company growth	✓	Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance
	✓	Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, including a risk assessment of compensation programs that is performed each year
	✓	Maintain stock ownership guidelines for all Named Executive Officers
	✓	Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants
We adhere to executive compensation best practices	✓	Do not provide gross-ups for excise taxes on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits
	✓	Maintain a clawback policy applicable to all executive officers
	✓	Prohibit Named Executive Officers from hedging or pledging our securities
	✓	Utilize an independent consultant to help the Compensation Committee understand compensation practices that impact Named Executive Officer compensation
	✓	Provide for minimum required vesting periods for our equity awards

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EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. We reward our executives for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business units for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:
•Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value;
•Help ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs; and
•Attract, motivate and retain a highly qualified and successful management team to lead Avient in setting and effectively executing upon our strategic goals and objectives.

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2022 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.
As described below, the Consultant assisted the Compensation Committee by (1) providing comparative compensation information so it could consider base salaries, annual incentive targets and long-term incentive targets in the context of a general understanding of current compensation practices in the market, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.
Competitive Market Pay Information. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We review competitive market compensation data annually relating to salary, annual incentives and long-term incentives. While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with Avient, individual performance and level of leadership responsibility within the Company. The Compensation Committee also obtains advice and recommendations from the Consultant regarding other areas of total compensation.
In reviewing competitive market data for 2022, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States companies as a market check with respect to the compensation for our senior executives. This approach provided insight into current compensation practices at business competitors or companies facing similar operating challenges.
We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had
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COMPENSATION DISCUSSION AND ANALYSIS
identified Avient as a peer. Financial and operating statistics for our peer group referenced during 2022 compensation decisions are summarized below:

Factor	Median Peer Group Comparator 2021 Financials	2022 Avient Results
Company Revenue	$5.0 billion	$3.6 billion (pro forma)
Total Asset Size	$6.8 billion	$6.1 billion
Employee Numbers	6,500	9,700
Each of the companies constituting our peer group for 2022 compensation consideration met a majority of the primary criteria that were established. The group consisted of the following 16 companies, and was unchanged from the prior year:

Avient Peer Group for 2022 Compensation Decisions
Albemarle Corporation	Chemours Company	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	Eastman Chemical Company	RPM International Inc.
Avery Dennison Corporation	FMC Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	H.B. Fuller Company	Trinseo S.A.
Celanese Corporation	Hexcel Corporation	Univar Solutions Inc.
W.R. Grace & Co.
The second independent source of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to other applicable general industries. The Consultant specifically used the Willis Towers Watson’s executive compensation database. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. Avient did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in this analysis.
Review of 2022 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives.
Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the Named Executive Officers other than himself, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2021 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2022. As a general matter, the Compensation Committee made its decisions regarding any year-over-year increases in Mr. Patterson’s salary, annual incentive opportunity, and long-term incentive opportunity from 2021 as further described below.

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WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION
Introduction. Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within Avient increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total target direct compensation provided to our Named Executive Officers (also referred to as NEOs). Detailed information follows the chart below.

Base Salary	Annual Incentive	Long-Term Incentive
To attract and retain talent	Drives the achievement of key business results on an annual basis	Directly ties the interests of NEOs to our shareholders
Fixed base of cash compensation	Performance-based and not guaranteed	Helps retain key talent and a majority is performance-based and not guaranteed
Weighting 14%—CEO 29%—CFO 32%—Other NEOs	Weighting 18%—CEO 22%—CFO 22%—Other NEOs	Weighting 68%—CEO 49%—CFO 46%—Other NEOs
While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with Avient, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.
2022 Base Salary. Base salaries for our Named Executive Officers were individually determined by the Compensation Committee after consideration of: (1) the CEO’s recommendations (for all Named Executive Officers other than the CEO); (2) breadth, scope and complexity of the executive’s role; (3) internal equity; (4) current compensation; (5) tenure in position; (6) market pay levels and trends around merit increases; and (7) individual performance.
After consideration of the factors above, the Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2022: Mr. Patterson’s base salary was increased from $1,125,000 to $1,170,000; Ms. Beggs' base salary was increased from $545,000 to $575,000; Mr. Garratt’s base salary was increased from $465,000 to $485,000; Ms. Kunkle’s base salary was increased from $465,000 to $495,000; and Mr. Rathbun’s base salary was increased from $465,000 to $525,000 (reflecting an additional mid-year increase in recognition of Mr. Rathbun's continuing efforts to transform our portfolio through acquisition and divestiture activities).
2022 Annual Incentive. We provided an annual incentive opportunity for 2022 under the 2020 Plan to (1) reward our Named Executive Officers for achieving specific performance goals that would advance our
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COMPENSATION DISCUSSION AND ANALYSIS
profitability, (2) drive key business results, and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2022 individual annual incentive opportunities (expressed as a percentage of base pay) that were approved by the Compensation Committee and effective for the 2022 Annual Incentive Program were as follows: Mr. Patterson – 130% (increased from a 2021 target of 125%); Ms. Beggs – 75% (increased from a 2021 target of 70%); Mr. Garratt and Ms. Kunkle – 65% (increased from a 2021 target of 60%); and Mr. Rathbun – 65% for January 2022 – July 2022 (increased from a 2021 target of 60%) and 75% for August 2022– December 2022 (increased from the 65% target, in recognition of Mr. Rathbun's continuing efforts to transform our portfolio through acquisition and divestiture activities).
The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures, that we would add annual incentive metrics to focus on environmental, social and governance initiatives, to enable a stronger linkage of our compensation framework to our overall sustainability goals. The Compensation Committee's evaluation demonstrated that the following metrics would be the most critical elements of Avientʼs performance:
•Adjusted Operating Income. Adjusted operating income was defined as operating income excluding special items (as noted on Appendix A).
•Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales was calculated by taking the average 13 months of total Company working capital divided by the sum of 12 months of 2022 total Company sales, where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable.
•Sustainability Metrics. The specific environmental, social and governance metrics were determined by the Committee and were generally designed to: (1) improve employee safety and employee engagement; (2) drive revenue growth from our sustainable products; and (3) reduce energy consumption and waste.
The payouts under the 2022 Annual Incentive Program were based on attainment with respect to target goals set for each financial performance measure and, and, with respect to the sustainability metrics, included specific metrics for three of our “Ps of Sustainability”: People, Products and Planet. Rewardable attainment for each measure ranged from 50% (threshold) to 200% (maximum) of goal. If achievement with respect to any objective performance measure fell between the threshold and target, or between the target and maximum, earned award amounts for that particular performance measure were interpolated on a straight-line mathematical basis. If achievement with respect to any performance measure did not reach threshold, then that measure would have been deemed to have 0% attainment. The Compensation Committee made a final determination of the amount to be paid.

The performance measures for the 2022 Annual Incentive Program were weighted as outlined below.
We set aggressive performance goals in 2022 under the 2022 Annual Incentive Program that focused our efforts on those factors that we believed were critical to our ongoing success, including earnings improvement, cash generation from working capital, efficiencies in our operations, and the advancement of sustainability initiatives. The 2022 performance goals were set in accordance with our strategic plan

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framework and annual operating plan, developed at the end of 2021. At that time, we viewed the targeted level of performance for each measure as challenging to achieve.
The threshold, target and maximum goals and attainment levels for each objective metric for the Named Executive Officers are set forth below (dollars in millions). Progress against the Working Capital as a Percentage of Sales metric is reflected by lower levels of working capital, so actual results that are lower than target are viewed as exceeding target performance.
The specific goals, final payouts and attainment percentages for Adjusted Operating Income and Working Capital as a percentage of sales are shown in the tables below. As mentioned above, the sustainability metrics were based on our 3Ps of People, Products and Planet. The “People” metric considered both (1) the results of our 2022 Great Places to Work® employee engagement survey (and whether the results resulted in certification by Great Places to Work and an improvement over the prior year’s scores), and (2) the percentage of employees who participated in a safety activity during the year. The “Products” metric considered the growth in revenue of our Sustainable Solutions portfolio from the prior year with threshold attainment set at 5% and maximum attainment set at 15%. The “Planet” metric considered both (1) waste to landfill intensity (Kg / MT Sales); and (2) energy intensity (MWH / MT Sales). The Compensation Committee determined: (1) that the "People" objectives had been met or exceeded as we were certified as a Great Place to Work with an improvement over the prior year's scores and 99% of employees participated in at least one safety improvement activity in 2022; (2) that the "Products" objectives had not been met as we did not achieve the 5% threshold growth in revenue of our Sustainable Solutions portfolio from prior year; and (3) that the "Planet" objectives had been met or exceeded as a result of the reduction achieved in waste to landfill intensity and energy intensity.
Messrs. Patterson and Rathbun and Mses. Beggs and Kunkle's 2022 Annual Incentive Program opportunities were based on consolidated results. Total attainment for these participants under the 2022 Annual Incentive Program was 57.8%, with the components consisting of (dollars in millions):

2022 Corporate Plan Annual Incentive Program* (Patterson, Beggs, Kunkle and Rathbun)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (consolidated)	60%	$447.1	$496.2	$525.3	$448.4	51.4%
Working Capital as a % of Sales	20%	11.49%	11.18%	10.61%	11.48%	51.8%
Sustainability Objectives	20%	See discussion above for more information regarding goals and achievements				82.9%
Total Attainment						57.8%
*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.
Mr. Garratt's 2022 Annual Incentive Program opportunities were based on a combination of business unit specific results and total company results. The opportunities related to adjusted operating income were based two-thirds (40% of total opportunity) on business unit-specific results and one-third (20% of total
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COMPENSATION DISCUSSION AND ANALYSIS
opportunity) on consolidated Avient adjusted operating income results. Total attainment for CAI under the 2022 Annual Incentive Program was 47.9%, with the components consisting of (dollars in millions):

2022 CAI Plan Annual Incentive Program* (Garratt)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (CAI)	40%	$311.4	$352.9	$379.1	$313.6	52.7%
Adjusted Operating Income (consolidated)	20%	$447.1	$496.2	$525.3	$448.4	51.4%
Working Capital as a % of Sales (CAI)	20%	12.21%	11.91%	11.41%	12.51%	0%
Sustainability Objectives	20%	See discussion above for more information regarding goals and achievements				82.9%
Total Attainment						47.9%
*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

All 2022 Annual Incentive Program payouts aligned with the actual performance achieved. The awards were made in accordance with the 2020 Plan. For information regarding the ultimate payouts under the 2022 Annual Incentive Program, see the 2022 Summary Compensation Table.
Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. The 2022-2024 Long-Term Incentive Program awards were granted under the 2020 Plan.
The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, were established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and were intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2022 under the 2020 Plan were based upon our closing stock price on February 14, 2022. The accounting value of each award was determined using the grant date of the award, February 14, 2022. The value of the grant varies as the stock price increases or decreases in the interim.
The Compensation Committee approved the following decisions with respect to the individual long-term incentive opportunities (expressed as a percentage of base salary) of the Named Executive Officers for 2022, which were in effect as of February 14, 2022 (the grant date of our annual long-term incentive awards) to address market compensation considerations, performance motivation and retention effects:
Mr. Patterson’s opportunity was 490% (increased from a 2021 opportunity of 475%); Ms. Beggs' opportunity was 165% (increased from a 2021 opportunity of 150%); Mr. Garratt's opportunity was 140% (increased from a 2021 opportunity of 130%); Ms. Kunkle’s opportunity was 155% (increased from a 2021 opportunity of 140%); and Mr. Rathbun’s opportunity was 140% (increased from a 2021 opportunity of 130%).
Awards Granted in 2022. The Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2021 for the 2022 long-term incentive awards, which are listed below. We maintained this program design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the 2020 Plan. Of these three vehicles, the cash-settled performance units and the stock appreciation rights (“SARs”) have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting as described in detail below. The restricted stock

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COMPENSATION DISCUSSION AND ANALYSIS
units (“RSUs”) are time-based awards that generally vest in their entirety on the third anniversary of the grant date.
 On February 14, 2022, we granted awards under the 2020 Plan to all of our Named Executive Officers. Details regarding these awards are described below.
Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for pre-defined performance periods. The Compensation Committee maintained adjusted EPS as the performance measure for the 2022-2024 cash-settled performance unit awards in order to drive improvements in shareholder value. We will use the four performance periods and relative weightings listed below to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals helps ensure that adjusted EPS growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2022 through December 31, 2022	25%
January 1, 2023 through December 31, 2023	25%
January 1, 2024 through December 31, 2024	25%
January 1, 2022 through December 31, 2024	25%
The attainment level for the cash-settled performance units will be certified at the end of the total three-year performance period. We established threshold, target and maximum adjusted EPS goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level; or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved for a particular performance period, then no award will be paid to the participants for such performance period. The cash-settled performance units do not pay out until the payment date in order to serve as a retention vehicle, and participants must generally be employed on the payment date to receive payment. The payment date will be a date in 2025 determined by the Compensation Committee (or its authorized delegate), which will occur no later than March 15, 2025.
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COMPENSATION DISCUSSION AND ANALYSIS
We do not disclose the specific, forward-looking adjusted EPS goals that we established for the cash-settled performance units granted in 2022 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2022 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the adjusted EPS performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2022 for the Named Executive Officers are set forth in the 2022 Grants of Plan-Based Awards table of this proxy statement.
Stock-Settled Stock Appreciation Rights. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the general design for the 2022 awards was to vest one-third upon the later of: (1) achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $52.64; and (2) the satisfaction of time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. None of the performance hurdles were met in 2022. The SARs have an exercise term of ten years. The SARs granted in 2022 to the Named Executive Officers are set forth in the 2022 Grants of Plan-Based Awards table of this proxy statement.
Restricted Stock Units. RSUs are designed to promote share ownership and promote the retention of our executives. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2022 Grants of Plan-Based Awards table of this proxy statement.
Actions Taken on Awards Granted in Prior Years. In February 2023, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted in 2020 for the three-year performance period of January 1, 2020 through December 31, 2022. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our adjusted EPS over each performance period. For retention purposes, the performance units generally could not be paid until the payment date approximately three years following the date of grant as approved by Compensation Committee (or its authorized delegate). The participating Named Executive Officers received a cash payout based on achieving 189% of the target level performance for the award, reflected below. Ms. Beggs joined the Company on August 24, 2020, after the grant date for these awards, and therefore did not participate in the 2020-2022 Long-Term Incentive Program.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 – 2022 Cash-Settled Performance Units—Performance Measure: Adjusted EPS*
Performance Periods	Weighting	Threshold	Target	Maximum	Result	Payout %
January 1, 2020 – December 31, 2020	25%	$1.76	$1.83	$1.96	$1.90	158%
January 1, 2021 – December 31, 2021	25%	$1.83	$1.98	$2.27	$3.05	200%
January 1, 2022 – December 31, 2022	25%	$1.66	$1.89	$2.36	$2.93	200%
January 1, 2020 – December 31, 2022	25%	$5.25	$5.70	$6.59	$7.88	200%
Total Attainment						189%
* All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items (as noted on Appendix A) pursuant to the terms of the program and as approved by the Compensation Committee. Specifically, in the event of the divestiture of a business unit during the performance period, the performance measures (threshold, target, and maximum) would be adjusted to remove the net prospective loss of income and the related impact on earnings per share that such business unit was expected to have during the portion of the performance period after the divestiture. In the event of an acquisition during the performance period, the performance measures (threshold, target, and maximum) would be adjusted to include pro forma figures for the acquired assets for the remainder of the performance period. Pro forma means target’s prior year results corresponding to remaining time left in the performance period, adjusted for purchase accounting and acquisition financing, if any.
Actual payouts of the cash-settled performance units granted in 2020 to the Named Executive Officers under the 2020 Plan are set forth for 2022 in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table of this proxy statement.
Cash-settled performance units granted in 2021 and 2022 remaining outstanding.
All equity awards outstanding as of December 31, 2022 are set forth in the Outstanding Equity Awards at 2022 Fiscal Year-End table of this proxy statement.

OTHER ASPECTS OF OUR COMPENSATION PROGRAMS
The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. Please see the "Potential Payments Upon Termination or Change of Control" section of this proxy statement for more information. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2022.
Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2022 Nonqualified Deferred Compensation” section of this proxy statement.
•A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”); and
•An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “Avient Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations
Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (for Mr. Patterson only, in the amount of $7,500 annually), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits and an annual physical examination. The specific amounts attributable to the 2022 other benefits provided to
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COMPENSATION DISCUSSION AND ANALYSIS
the Named Executive Officers are set forth in the “All Other Compensation” column of the 2022 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by Avient. Tax gross-ups are provided for imputed income for spouse/guest travel.
We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States-based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were each eligible for four weeks of vacation in 2022.
We also provide additional benefits to our Named Executive Officers in special circumstances, such as the payment of relocation expenses, housing, and tax preparation fees and tax equalization costs in the event of an expatriate assignment. These expatriate benefits are provided to all employees who take an international assignment. In 2022, Mr. Garratt was the only Named Executive Officer on an expatriate assignment and, as a result, received expatriate benefits under our Expatriate Policy consistent with benefits provided to other Company expatriates.
Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable as ordinary income when paid. We generally realize a tax deduction at those specified times, except where limited by Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies like Avient for compensation in excess of $1 million per year paid to certain current and former executive officers. The Compensation Committee reviews at just a very general level potential tax implications before making decisions regarding compensation.
Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee at a very general level review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.
Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of Avient common shares. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.
The current Guidelines require all executives, including the continuing Named Executive Officers, to retain 100% of all net shares obtained through Avient as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly and indirectly held, shares and phantom shares held in our retirement or deferral plans, and RSUs and performance shares (if the applicable performance measures are met). The specific levels of stock ownership for the continuing Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Stock Ownership Target (in shares)	Total Share Ownership as of 3/1/2023
Robert M. Patterson	125,000	1,056,805
Jamie A. Beggs	45,000	63,565
Michael A. Garratt	20,000	55,804
Lisa K. Kunkle	20,000	97,034
Joel R. Rathbun	20,000	56,210
Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which policy provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee, or pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally are made at times when Avient is not in possession of material non-public information, and not during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of Avient’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).
Clawback Policy. In 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement. The Board expects to amend the clawback policy again, as appropriate, to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Act, as implemented by the SEC and NYSE.
Prohibition on Hedging Our Securities. Avient’s Insider Trading Policy prohibits Directors, officers and certain other employees of Avient from engaging in hedging or other speculative transactions with respect to our securities, including buying or selling puts or calls, short sales, or margin purchases of our securities.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
The following tables, narrative and footnotes discuss in more detail the compensation of our Named Executive Officers.

2022 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of December 31, 2022.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Robert M. Patterson, Chairman, President and Chief Executive Officer	2022	1,156,154	2,008,216	2,006,642	3,676,524	199,316	9,046,852
	2021	1,117,308	1,870,448	1,870,333	4,377,187	147,255	9,382,531
	2020	1,084,615	1,732,974	1,401,423	2,654,640	135,722	7,009,374
Jamie A. Beggs, Senior Vice President, Chief Financial Officer	2022	565,769	334,264	332,206	245,699	72,352	1,550,290
	2021	538,846	287,436	286,286	735,525	48,235	1,896,328
	2020	171,635	1,084,400	—	145,254	184,036	1,585,325
Michael A. Garratt, Senior Vice President, President, Color, Additives and Inks, EMEA	2022	478,846	239,512	238,354	468,709	509,526	1,934,947
	2021	460,385	213,464	212,083	734,900	364,558	1,985,390
	2020	445,385	198,324	159,594	449,572	213,724	1,466,599
Lisa K. Kunkle, Senior Vice President, General Counsel and Secretary	2022	485,769	271,096	268,893	528,754	47,022	1,601,534
	2021	460,385	228,258	227,871	746,150	33,450	1,696,114
	2020	442,308	214,064	172,183	451,890	42,210	1,322,655
Joel R. Rathbun, Senior Vice President, Mergers and Acquisitions	2022	494,231	239,512	238,354	511,026	25,692	1,508,815
	2021	457,308	213,464	212,083	720,050	43,256	1,646,161
	2020	430,769	193,602	155,939	431,690	33,877	1,245,877
Stock Awards (column (e))
The amounts reported in the “Stock Awards” column relate to, for 2022, time-vested stock-settled RSUs granted to the Named Executive Officers in 2022. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.
The amounts reported for 2022 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Avient cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually realized upon a vesting of RSUs for the Named Executive Officers in 2022 is reflected in the 2022 Option Exercises and Stock Vested table of this proxy statement.
Option Awards (column (f))
The amounts reported in the “Option Awards” column consist of, for 2022, stock-settled SARs (with time and performance based vesting requirements as well as a SAR appreciation cap) that were granted to the Named Executive Officers in 2022. The amounts reported for 2022 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended

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EXECUTIVE COMPENSATION
December 31, 2022. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.
Avient again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment.
Non-Equity Incentive Plan Compensation (column (g))
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2022 include amounts earned by Named Executive Officers (as applicable) under the 2022 Annual Incentive Program (and paid in February 2023), and for cash-settled performance units granted on February 10, 2020 under the 2020 – 2022 Long-Term Incentive Program (and paid in February 2023). The terms of the 2022 Annual Incentive Program and the 2020 – 2022 Long-Term Incentive Program cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The payouts earned by the Named Executive Officers under both plans (as applicable) are below.

Name	2022 Annual Incentive Program ($)	2020 – 2022 Cash-Settled Performance Units ($)
Robert M. Patterson	869,874	2,806,650
Jamie A. Beggs	245,699	-
Michael A. Garratt	149,299	319,410
Lisa K. Kunkle	182,884	345,870
Joel R. Rathbun	199,176	311,850

All Other Compensation (column (h))
The amounts reported in the “All Other Compensation” column for 2022 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by Avient to the Qualified Savings Plan and the Avient Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, and (3) the incremental cost to Avient of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the Avient Supplemental Retirement Benefit Plan are described in the “2022 Nonqualified Deferred Compensation” section of this proxy statement.
The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to Avient Supplemental Retirement Benefit Plan ($)	Tax Gross-ups ($)	Standard Expatriate Benefits ($)	Other Benefits ($)
Robert M. Patterson	13,725	160,857	—	—	24,734
Jamie A. Beggs	13,725	44,833	—	—	13,794
Michael A. Garratt	13,725	32,062	4,561	451,721	7,456
Lisa K. Kunkle	13,725	18,640	—	—	14,656
Joel R. Rathbun	13,725	—	—	—	11,967
Company Contributions to Qualified Savings Plan. Avient makes certain contributions on behalf of all eligible participants, including Named Executive Officers, in accordance with the Qualified Savings Plan.
Company Contributions to Avient Supplemental Retirement Benefit Plan. Avient makes certain contributions on behalf of all eligible participants, including the Named Executive Officers, under the Avient Supplemental Retirement Benefit Plan.
Tax Gross-ups. Mr. Garratt’s tax gross-ups were provided pursuant to Avient’s practice to reimburse executives for taxes and expenses incurred in connection with expatriate assignments.
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EXECUTIVE COMPENSATION
Standard Expatriate Benefits. Avient provides benefits to employees, including Named Executive Officers, related to expenses incurred in connection with expatriate assignments. Mr. Garratt’s benefits for expatriate assignment expenses resulted from his current assignment in Luxembourg, and included tax equalization payments ($262,216), advance tax payments for 2022 ($78,208), as well as housing ($95,505), transportation, school fees, and additional costs and expenses.
Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the 2022 Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each Named Executive Officer. In general, other benefits include a nominal benefit allowance (provided to Mr. Patterson) and taxable reimbursement to the Named Executive Officers for financial planning and tax preparation (used by all Named Executive Officers, except for Mr. Garratt). Avient also makes available executive physicals to all Named Executive Officers (used by all Named Executive Officers).

2022 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
R.M. Patterson	—	150,497(1)	1,504,973(1)	3,009,946(1)	—	—	—	—	—
	—	215,000(2)	1,720,000(2)	3,440,000(2)	—	—	—	—	—
	2/14/2022	—	—	—	44,900(3)	134,700(3)	—	52.64	2,006,642
	2/14/2022	—	—	—	—	—	38,150(4)	—	2,008,216
J.A. Beggs	—	42,509(1)	425,086(1)	850,172(1)	—	—	—	—	—
	—	35,625(2)	285,000(2)	570,000(2)	—	—	—	—	—
	2/14/2022	—	—	—	7,4333)	22,300(3)	—	52.64	332,206
	2/14/2022	—	—	—	—	—	6,350(4)	—	334,264
M.A. Garratt	—	31,169(1)	311,688(1)	623,376(1)	—	—	—	—	—
	—	25,500(2)	204,000(2)	408,000(2)	—	—	—	—	—
	2/14/2022	—	—	—	5,333(3)	16,000(3)	—	52.64	238,354
	2/14/2022	—	—	—	—	—	4,550(4)	—	239,512
L.K. Kunkle	—	31,641(1)	316,408(1)	632,816(1)	—	—	—	—	—
	—	28,875(2)	231,000(2)	462,000(2)	—	—	—	—	—
	2/14/2022	—	—	—	6,017(3)	18,050(3)	—	52.64	268,893
	2/14/2022	—	—	—	—	—	5,150(4)	—	271,096
J.R. Rathbun	—	34,459(1)	344,594(1)	689,188(2)	—	—	—	—	—
	—	25,500(2)	204,000(2)	408,000(2)	—	—	—	—	—
	2/14/2022	—	—	—	5,333(3)	16,000(3)	—	52.64	238,354
	2/14/2022	—	—	—	—	—	4,550(4)	—	239,512
Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))
(1)2022 Annual Incentive Program Opportunities. The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2022 under the 2022 Annual Incentive Program, as further described in the "2022 Annual Incentive" section of the "Compensation Discussion and Analysis." For purposes of this table and threshold level disclosure, we assumed that the lowest weighted metric achieved the threshold level of attainment (in other words, 10% of the target award was earned). Additionally, negative discretion can be used to reduce the payment to zero. The actual amount earned by each Named Executive Officer for 2022 is included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table of this proxy statement.
(2)Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted to the Named Executive Officers on February 14, 2022 as part of our 2022 long-term incentive award

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under the 2020 Plan, as further described in the “Awards Granted in 2022” section of the “Compensation Discussion and Analysis.” Each performance unit is equal in value to $1.00. For purposes of this table and threshold level disclosure, we assumed that only one of the four performance periods achieved the threshold level of attainment (in other words, 12.5% of the target award was earned).

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))
(3)    Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 14, 2022 as part of our 2022 long-term incentive award under the 2020 Plan, as further described in the “Awards Granted in 2022” section of the “Compensation Discussion and Analysis.” The SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. “Threshold” represents one-third of the SAR award, which is the amount that would be eligible to vest after achieving only the first stock price hurdle applicable to the award. Target refers to the number of shares underlying the SARs that will be eligible to vest upon satisfaction of all of the stock price hurdles applicable to the award. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))
(4)     Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 14, 2022 as part of our 2022 long-term incentive award under the 2020 Plan, as further described in the “Awards Granted in 2022” section of the “Compensation Discussion and Analysis.”
Exercise or Base Price of Option Awards (column (i))
In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the 2020 Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))
The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Narrative Disclosure Relating to the 2022 Summary Compensation Table and the 2022 Grants of Plan-Based Awards Table
For information regarding the amount of salary and bonus compensation in proportion to total compensation, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement. For information regarding the management Continuity Agreements, see the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

Name		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercise-able (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
R.M. Patterson	2/10/2020	—	—	—	—	—	59,071	1,994,237	—	—
	2/08/2021	—	—	—	—	—	46,178	1,558,969	—	—
	2/14/2022	—	—	—	—	—	39,116	1,320,556	—	—
	5/15/2014	—	—	—	—	—	—	—	58,845	1,986,607
	2/14/2018	31,516	—	—	41.89	2/14/2028	—	—	—	—
	2/11/2019	51,150	—	—	31.54	2/11/2029	—	—	—	—
	2/10/2020	57,516	57,517	—	31.48	2/10/2030	—	—	—	—
	2/08/2021	59,233	118,467	—	42.27	2/08/2031	—	—	—	—
	2/14/2022	—	—	134,700	52.64	2/14/2032	—	—	—	—
J.A. Beggs	8/24/2020	—	—	—	—	—	42,202	1,424,740	—	—
	2/08/2021	—	—	—	—	—	7,100	239,696	—	—
	2/14/2022	—	—	—	—	—	6,513	219,879	—	—
	2/08/2021	9,066	18,134	—	42.27	2/08/2031	—	—	—	—
	2/14/2022	—	—	22,300	52.64	2/14/2032	—	—	—	—
M.A. Garratt	2/10/2020	—	—	—	—	—	6,764	228,353	—	—
	2/08/2021	—	—	—	—	—	5,274	178,050	—	—
	2/14/2022	—	—	—	—	—	4,667	157,558	—	—
	2/04/2015	9,200	—	—	38.27	2/4/2025	—	—	—	—
	2/15/2017	13,250	—	—	34.10	2/15/2027	—	—	—	—
	2/14/2018	11,050	—	—	41.89	2/14/2028	—	—	—	—
	2/11/2019	18,200	—	—	31.54	2/11/2029	—	—	—	—
	2/10/2020	13,100	6,550	—	31.48	2/10/2030	—	—	—	—
	2/08/2021	6,716	13,434	—	42.27	2/08/2031	—	—	—	—
	2/14/2022	—	—	16,000	52.64	2/14/2032	—	—	—	—
L.K. Kunkle	2/20/2020	—	—	—	—	—	7,302	246,516	—	—
	2/08/2021	—	—	—	—	—	5,639	190,373	—	—
	2/14/2022	—	—	—	—	—	5,282	178,320	—	—
	2/15/2017	12,100	—	—	34.10	2/15/2027	—	—	—	—
	2/14/2018	11,500	—	—	41.89	2/14/2028	—	—	—	—
	2/11/2019	19,250	—	—	31.54	2/11/2029	—	—	—	—
	2/10/2020	14,133	7,067	—	31.48	2/10/2030	—	—	—	—
	2/08/2021	7,216	14,434	—	42.27	2/08/2031	—	—	—	—
	2/14/2022	—	—	18,050	52.64	2/14/2032	—	—	—	—
J.R. Rathbun	2/10/2020	—	—	—	—	—	6,605	222,985	—	—
	2/08/2021	—	—	—	—	—	5,274	178,050	—	—
	2/14/2022	—	—	—	—	—	4,667	157,558	—	—
	2/11/2014	2,400	—	—	35.07	2/11/2024	—	—	—	—
	2/04/2015	2,500	—	—	38.27	2/4/2025	—	—	—	—
	2/10/2016	10,400	—	—	24.98	2/10/2026	—	—	—	—
	2/15/2017	10,100	—	—	34.10	2/15/2027	—	—	—	—
	2/14/2018	10,400	—	—	41.89	2/14/2028	—	—	—	—
	2/11/2019	17,150	—	—	31.54	2/11/2029	—	—	—	—
	2/10/2020	12,800	6,400	—	31.48	2/10/2030	—	—	—	—
	2/08/2021	6,716	13,434	—	42.27	2/08/2031	—	—	—	—
	2/14/2022	—	—	16,000	52.64	2/14/2032	—	—	—	—
(1)Amounts in these columns represent stock-settled SARs that vest in one-third increments, with each one-third increment vesting on the later of (a) the first, second and third anniversary of the grant date, respectively and (b) the achievement of a stock price hurdle (based on Avient’s closing stock price and sustained for thirty consecutive trading days) applicable to that increment. As of December

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31, 2022, all stock price hurdles have been met for all SAR grants made prior to 2022, and none of the stock price hurdles have been met for the 2022 SAR grants. SAR grants for which stock price hurdles have been met vest in one-third increments on the first, second and third anniversary of the grant date.
(2)Amounts in this column represent stock-settled RSU awards that generally vest in full on the third anniversary of the grant date. The awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate. The amounts in this column include all dividend equivalents declared from 2020 through 2022 attributable to the awards (including the fourth quarter dividend declared on October 13, 2022 to shareholders of record on December 16, 2022, which was paid on January 6, 2023).
(3)Represents a grant of performance shares. If a specified EPS goal is met by December 31, 2023 and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate. The amounts in this column include all dividend equivalents declared through 2022 attributable to the awards (including the fourth quarter dividend declared on October 13, 2022 to shareholders of record on December 16, 2022, which was paid on January 6, 2023).

2022 OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($) (e)
R.M. Patterson	—	—	29,212	2,764,074
J.A. Beggs	—	—	—	—
M.A. Garratt	—	—	3,581	327,789
L.K. Kunkle	—	—	3,720	347,582
J.R. Rathbun	—	—	3,199	310,787
Option Awards (columns (b) and (c))
There were no SAR exercises by Named Executive Officers in 2022.
Stock Awards (columns (d) and (e))
Column (d) reports the vesting of RSUs during 2022 on an aggregate basis. For all applicable Named Executive Officers the stock awards include RSUs that were granted on February 11, 2019 and vested on February 11, 2022. The amounts in these columns include shares awarded through a dividend equivalent feature under the applicable Long-Term Incentive Plan.
The value realized on vesting (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalents, by the closing stock price of the underlying securities on the vesting date. The number of shares withheld to cover taxes is as follows: Mr. Patterson - 23,297; Mr. Garratt - 2,646; Ms. Kunkle - 2,883; and Mr. Rathbun - 2,705.

2022 NON QUALIFIED DEFERRED COMPENSATION
We offer a defined contribution retirement benefit to all eligible Avient employees through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by contributions including an employer-paid match on employee contributions equal to 100% of the first 3% of earnings the employee contributes plus 50% of the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $20,500 ($27,000 for participants over age 50), and earnings upon which employee/employer contributions may be made are limited to $305,000 in 2022.
We currently offer participation in a non qualified deferred compensation retirement plan, called the Avient Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, non qualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 90% of their salary and annual bonus between the Qualified Savings Plan and the Supplemental Plan. The amounts deferred are credited to accounts
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EXECUTIVE COMPENSATION
selected by the Named Executive Officer that generally mirror the investment alternatives available in our Qualified Savings Plan except for an interest crediting fund based on corporate bond yields limited to 120% of the applicable federal rate. Each Named Executive Officer who participates in the Avient Supplemental Retirement Benefit Plan is 100% vested in that portion of their account that is attributable to elective deferrals and the Company match. A Named Executive Officer’s vested accounts will commence to be paid to them within 30 days of the date of their termination of employment with us in the form of payment they selected (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.
In 2019, our Board approved an amendment to the Avient Supplemental Retirement Benefit Plan to add a Company stock fund investment feature to mirror the investment alternatives available under the Qualified Savings Plan. This feature also provides for deemed reinvestment of dividend equivalents on amounts attributed to the Company stock fund. The plan requires the payout of balances deemed invested in the Company stock fund at the time of distribution to be in the form of Company common shares (or cash for fractional shares).
The Avient Supplemental Retirement Benefit Plan is subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following their separation from service with us.

Name	Aggregate Balance at 12/31/2021(1) ($)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1)(5) ($)
R.M. Patterson	9,740,876	1,143,377	160,857	1,117,581	—	12,162,692
J.A. Beggs	764,602	1,122,376	44,833	(211,064)	—	1,720,748
M.A. Garratt	1,666,744	385,979	32,062	(481,238)	—	1,603,547
L.K. Kunkle	1,090,841	41,423	18,640	(152,714)	—	998,191
J.R. Rathbun	1,959,102	125,492	—	(669,943)	—	1,414,651
(1) Includes the following amounts reported as “Salary,” “Non-Equity Incentive Plan Compensation,” or “All Other Compensation” for the Named Executive Officers in our summary compensation tables for prior fiscal years: $4,227,146 for Mr. Patterson; $696,190 for Ms. Beggs; $748,320 for Mr. Garratt; $177,373 for Ms. Kunkle; and $224,862 for Mr. Rathbun.
(2) These reflect actual amounts earned by the Named Executive Officers in 2022 that have been deferred on a voluntary basis. All amounts reflected in this column are included in the 2022 Summary Compensation Table of this proxy statement as “Salary” or “Non-Equity Incentive Plan Compensation.”
(3) This column contains contributions by us in the last fiscal year under the Avient Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our Qualified Savings Plan. All of the amounts in this column are included in the “All Other Compensation” column of the 2022 Summary Compensation Table of this proxy statement.
(4) Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the 2022 Summary Compensation Table of this proxy statement.
(5) A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Summary of Potential Payments
Our plans, agreements, arrangements or typical practices would provide severance benefits to our Named Executive Officers in varying amounts to the executive under certain scenarios. We do not have employment agreements with our Named Executive Officers. We do have management continuity agreements (“Continuity Agreements”) with each of our Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers participates in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for

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acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our Named Executive Officers, assuming that the executive’s employment terminated on December 30, 2022.
Management Continuity Agreements
We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of Avient. The continuing Named Executive Officers are provided with severance protection for a period of three years (for Mr. Patterson and Ms. Kunkle) and two years (for Messrs. Garratt and Rathbun, and Ms. Beggs) should their employment be terminated either by us without cause or by the executive for good reason following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment. For these purposes, “change of control”, “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements.
If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” in each case during the severance protection period, then the Continuity Agreements generally provide that the individual would be entitled to receive:
•A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect immediately prior to the change of control, or if greater, on the termination date;
•A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted Annual Incentive Amount, as that term is defined the Continuity Agreement, in effect prior to the change of control;
•Employee health and welfare benefits (excluding the long-term disability plan) for up to two or three years (depending on the executive) at active employee rates;
•An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control; and
•A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination.
None of the agreements contain a single trigger or a modified single trigger for benefits. The Continuity Agreements do not provide for benefits upon death or disability following a change of control. The Continuity Agreements also do not provide for tax gross-ups for any excise taxes due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (except for Named Executive Officers with “grandfathered” Continuity Agreements).
To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.
In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against Avient and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.
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EXECUTIVE COMPENSATION
Executive Severance Plan
The Compensation Committee has adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations.
The Executive Severance Plan provides that, if Avient terminates the employment of a Named Executive Officer for any reason other than Cause (as defined in the Executive Severance Plan), death or disability, then the Named Executive Officer will be entitled to receive:
•Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;
•A payment in an amount equal to the Named Executive Officer’s annual bonus under the annual incentive program as earned for the year in which the separation occurs;
•Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and
•Fees for outplacement benefits for a period of 12 months.
We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.
Long-Term Incentive Awards
Each of the grant agreements evidencing outstanding awards of RSUs, SARs, cash-settled performance units and performance shares provides that the vesting of such award will accelerate upon a change of control. In the event of a change of control, cash-settled performance units for which all performance periods are completed as of December 30, 2022 are valued at actual attainment, and cash-settled performance units for which all performance periods are not completed as of December 30, 2022 are valued at target attainment. For this purpose, a “change of control” is defined in the applicable Long-Term Incentive Plan.
The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements. In the case of such prorated vesting, cash-settled performance units are generally valued based on actual performance for the applicable performance period (which, for performance periods that were not completed as of December 30, 2022, we have assumed to be target performance for purposes of the table below). Also in the case of such prorated vesting, SARs generally only vest if the performance hurdles have been met as of the date of death, disability or retirement, except that SARs granted in 2018 and later remain eligible to vest if the performance hurdles are satisfied after such termination event.
Retirement Benefits
The Avient Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with Avient. These payments are described more fully in the disclosure provided in the “2022 Nonqualified Deferred Compensation” section of this proxy statement.

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Payments and Benefits Upon Termination - as of the End of Fiscal Year 2022
The following table summarizes the amounts payable to the Named Executive Officers upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 30, 2022 and that the stock price for our common shares was $33.76, the closing stock price of our common shares on December 30, 2022.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)	Termination Without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	—	—	—	—	—	3,209,874	8,073,000
	Annual Incentive for Year of Termination	—	—	869,874	869,874	—	—	—
	Cash-Settled Performance Units (3)	—	—	4,443,994	4,443,994	—	—	6,130,650
	Restricted Stock Units (4)	—	—	3,263,242	3,263,242	—	—	4,842,096
	Performance Shares (5)	—	—	1,703,091	1,703,091	—	—	1,973,677
	Unexercisable Stock Options/SARs (4)	—	—	82,563	82,563	—	—	131,141
	Health and Welfare Benefits (6)	—	—	—	—	—	41,007	61,511
	Financial Planning Services (7)	—	—	—	—	—	—	13,000
	Outplacement Benefits	—	—	—	—	—	12,000	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	363,290
	Excise Tax Gross-up (8)	—	—	—	—	—	—	—
J.A. Beggs	Cash Severance Benefit (2)(8)	—	—	—	—	—	1,395,699	2,012,500
	Annual Incentive for Year of Termination	—	—	245,699	245,699	—	—	—
	Cash-Settled Performance Units (3)	—	—	258,150	258,150	—	—	531,000
	Restricted Stock Units (4)	—	—	1,109,151	1,109,151	—	—	1,871,992
	Unexercisable Stock Options/SARs (4)	—	—	—	—	—	—	—
	Health and Welfare Benefits (6)	—	—	—	—	—	15,160	15,160
	Financial Planning Services (7)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	12,000	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	90,560

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EXECUTIVE COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)	Termination Without Cause or for Good Reason Following a Change of Control ($)
M.A. Garratt	Cash Severance Benefit (2)(8)	—	—	—	—	—	1,119,299	1,600,500
	Annual Incentive for Year of Termination	—	149,299	149,299	149,299	—	—	—
	Cash-Settled Performance Units (3)	—	508,125	508,125	508,125	—	—	705,410
	Restricted Stock Units (4)	—	375,209	375,209	375,209	—	—	560,247
	Unexercisable Stock Options/ SARs (4)	—	9,403	9,403	9,403	—	—	14,932
	Health and Welfare Benefits (6)	—	—	—	—	—	100,116	100,116
	Financial Planning Services (7)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	12,000	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	72,020
L.K. Kunkle	Cash Severance Benefit (2)(8)	—	—	—	—	—	1,172,884	2,450,250
	Annual Incentive for Year of Termination	—	—	182,884	182,884	—	—	—
	Cash-Settled Performance Units (3)	—	—	552,853	552,853	—	—	772,870
	Restricted Stock Units (4)	—	—	406,235	406,235	—	—	611,157
	Unexercisable Stock Options/SARs (4)	—	—	10,144	10,144	—	—	16,113
	Health and Welfare Benefits (6)	—	—	—	—	—	28,227	42,341
	Financial Planning Services (7)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	12,000	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	110,260
	Excise Tax Gross-up (8)	—	—	—	—	—	—	—
J.R. Rathbun	Cash Severance Benefit (2)(8)	—	—	—	—	—	1,249,176	1,774,793
	Annual Incentive for Year of Termination	—	—	199,176	199,176	—	—	—
	Cash-Settled Performance Units (3)	—	—	500,565	500,565	—	—	697,850
	Restricted Stock Units (4)	—	—	370,077	370,077	—	—	554,913
	Unexercisable Stock Options/SARs (4)	—	—	9,186	9,186	—	—	14,590
	Health and Welfare Benefits (6)	—	—	—	—	—	41,007	41,007
	Financial Planning Services (7)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	12,000	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	82,690
(1) Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with five years of service.
(2) Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under the Executive Severance Plan or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.
(3) Cash-settled performance units granted in 2022 and 2021 reflect a prorated target amount in cases of retirement, disability or death. For cash-settled performance units granted in 2020, awards reflect actual performance. In the case of involuntary termination following a change of control, awards granted in 2022 and 2021 reflect the full value award at target.
(4) RSUs and unexercisable stock options/SARs granted in 2022, 2021 and 2020 reflect a prorated amount of the award in cases of retirement, disability or death. In the case of involuntary termination following a change of control, all of these awards reflect their full value.
(5) Performance shares granted in 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, this award reflects its full value.

84 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

EXECUTIVE COMPENSATION
(6) Continuation of health and welfare benefits, or comparable benefits, are provided under the Executive Severance Plan in the event of an involuntary termination without cause or the Continuity Agreement in the event of an involuntary termination following a change of control.
(7) Continuation of financial planning benefits is provided under the terms of the Continuity Agreements.
(8) All Named Executive Officers except for Mr. Rathbun are under the excise tax limit and would not be subject to an excise tax. Mr. Rathbun is not provided a Code Section 280G gross-up benefit under his Continuity Agreement; instead, his severance benefits will generally be reduced in the event that an excise tax would be imposed on him under Code Section 280G in an amount sufficient to eliminate the excise tax. As a result, Mr. Rathbun's severance benefits in the event of a Termination without Cause or for Good Reason Following a Change of Control have been reduced by $62,707 as he was determined to be over the excise tax limit.

CEO PAY RATIO DISCLOSURE
The SEC has adopted rules requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the CEO.
CEO Annual Total Compensation for 2022 - $9,046,852
Median Employee Annual Total Compensation for 2022 - $52,844
Ratio of CEO to Median Employee Annual Total Compensation for 2022 - 171:1
In determining the median employee, we used a consistently applied compensation measure (“CACM”) for all employees (other than the CEO) included in the determination. Our CACM was annual salary plus annual target cash incentive. To determine the median employee, all global employees as of December 31, 2022 were evaluated. This group of employees did not include any independent contractors or workers who provided leased services, and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of determining our median employee. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2022. In determining the median employee, we annualized the total compensation for such individuals by extending their base wages over the full annual period but avoided creating full-time equivalencies.
The global employee evaluation focused on each employee’s annual salary and annual target cash incentive for the period January 1, 2022 to December 31, 2022. Annual salary for employees outside of the United States was converted to United States Dollars by applying the applicable exchange rates in effect on December 31, 2022. The annual salary and annual target cash incentive amounts were then added together to determine each employee’s CACM. Using this methodology, we determined that our median employee for 2022 was a full-time employee working at a manufacturing facility in Phoenix, Arizona. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    85

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE DISCLOSURE
On August 25, 2022, the SEC introduced new disclosure rules, which are in effect for the first time for this proxy statement. In accordance with these new rules, we are providing information about compensation for our Named Executive Officers serving during each of 2020, 2021 and 2022 (each, a "Covered Year"), as well as results for certain elements of financial performance during those same Covered Years.
We have consistently over the Covered Years linked our Named Executive Officers’ variable incentive compensation to financial and operational performance measures that help us achieve our pay for performance philosophy: (1) reward employees for generating consistent improvement in Company performance; (2) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value; and (3) attract, motivate and retain talented executives.
More specifically, we design executive compensation to be linked to Company operating performance (including results against both our long-term and short-term growth targets) and return to shareholders over time. The following Tabular List provides what we believe represent the most important financial performance measures we used to link compensation for our PEO and non-PEO Named Executive Officers for fiscal 2022 to our performance:

Tabular List
Financial Performance Measures	Adjusted Earnings per Share
Adjusted Operating Income
Working Capital as a Percentage of Sales
Non-Financial Performance Measures	Sustainability Metrics
In our long-term incentive program, we tie three-year achievement of cash settled performance units to Adjusted EPS and, therefore our company selected measure for purposes of this pay for performance disclosure is Adjusted EPS, and we have included it in the Pay Versus Performance (“PVP”) Table below.
The PVP Table provides information about compensation, including “compensation actually paid” (or CAP), for our Named Executive Officers serving during each Covered Year, as well as results for the following external financial metrics during those same Covered Years: our total shareholder return (“TSR”) results, Peer Group TSR results, and GAAP Net Income results. The PVP Table also contains information on the relationship between Named Executive Officer pay and our Company-selected financial performance measure for the PVP Table, Adjusted EPS. In particular, for 2022, we view our use of the Adjusted EPS performance measure in our long-term cash-settled performance units program to be the most important example of our linkage of executive pay to performance as described above and the most important metric for implementation of our pay for performance philosophy.

PAY VERSUS PERFORMANCE(1)
Year (a)	Summary Compensation Table (“SCT”) Total for PEO (b)	Compensation Actually Paid (“CAP”) to PEO (c)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(2)	Value of Initial Fixed $100 Investment		Net Income ($mm) (h)	Adjusted Earnings per Share (“EPS”) (i)(5)
					Total Share-holder Return (f)(3)	Peer Group Total Share-holder Return (g)(4)
2022	9,046,852	621,952	1,648,896	585,793	98.60	130.45	703.4	2.69
2021	9,382,531	17,199,415	1,805,998	2,658,967	159.61	151.70	230.6	2.68
2020	7,009,374	8,892,140	1,685,044	1,864,956	112.93	119.86	133.4	1.43

86 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

EXECUTIVE COMPENSATION
(1) Robert M. Patterson was our principal executive officer (“PEO”) for the full year for each of 2022, 2021 and 2020. For 2022 and 2021, our non-PEO named executive officers were Jamie A. Beggs, Michael A. Garratt, Lisa K. Kunkle, and Joel R. Rathbun. For 2020, our non-PEO named executive officers were Jamie A. Beggs, Michael A. Garratt, M. John Midea, Lisa K. Kunkle, and Bradley C. Richardson.
(2) For each Covered Year, in determining both the CAP to our PEO and the average CAP to our non-PEO named executive officers for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column in the Summary Compensation Table (also in columns (b) or (d), as applicable), for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022 ($)	2021 ($)	2020 ($)
For Robert M. Patterson, as PEO:
- SCT "Stock Awards" column value	(2,008,216)	(1,870,448)	(1,732,974)
- SCT "Option Awards" column value	(2,006,642)	(1,870,333)	(1,401,423)
+ year-end fair value of outstanding equity awards granted in Covered Year	2,202,348	5,868,905	4,449,216
+/- change in fair value of outstanding equity awards granted in prior years	(5,964,522)	4,705,865	879,445
+/- change in fair value of prior-year equity awards vested in Covered Year	(647,868)	982,895	(311,498)
Total additions/deductions	(8,424,900)	7,816,884	1,882,766
Total PEO CAP	621,952	17,199,415	8,892,140
For Non-PEO Named Executive Officers (Average):
- SCT "Stock Awards" column value	(271,096)	(235,656)	(467,567)
- SCT "Option Awards" column value	(269,452)	(234,581)	(213,425)
+ year-end fair value of outstanding equity awards granted in Covered Year	292,141	739,836	821,419
+/- change in fair value of outstanding equity awards granted in prior years	(749,904)	499,464	71,917
+/- change in fair value of prior-year equity awards vested in Covered Year	(64,792)	83,906	(32,432)
Total additions/deductions	(1,063,103)	852,969	179,912
Total Average Non-PEO CAP	585,793	2,658,967	1,864,956
(3) For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the New York Stock Exchange (“NYSE”) on December 31, 2019 through and including the last day of the Covered Year (each one-year, two-year, and three-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) For purposes of this pay versus performance disclosure, our peer group is the S&P 400 Chemicals index. For each Covered Year, our peer group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming dividend reinvestment.
(5) Adjusted EPS is calculated as net income, adjusted for special items (as noted in Appendix A), divided by weighted-average diluted shares.
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, a description of the relationships between (1) our cumulative TSR and the cumulative TSR for the Peer Group reflected in the PVP Table above, (2) PEO CAP and the financial performance measures results for TSR, Net Income, and Adjusted EPS as set forth in the PVP Table above, and (3) non-PEO Named Executive Officer average CAP and the financial performance measures results for TSR, Net Income, and Adjusted EPS as set forth in the PVP Table above.
As is reflected below, and unless otherwise explained below, Company performance was generally in line with PEO CAP and non-PEO Named Executive Officer average CAP trends from year to year, and we believe that the relationships below demonstrate that our Named Executive Officer compensation is commensurate with performance over the Covered Fiscal Years.

PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    87

EXECUTIVE COMPENSATION

# Net Income versus Compensation Actually Paid

$20
$15
$10
$5
$0
Compensation Actually Paid ($ Millions)
$800
$700
$600
$500
$400
$300
$200
$100
Net Income ($ Millions)
$8.89
$1.86
$133.40
$17.20
$2.66
$230.60
$0.62
$0.59
$703.40
2020
2021
2022

# Total Shareholder Return versus Compensation Actually Paid

$20
$15
$10
$5
$0
Compensation Actually Paid ($ Millions)
$200
$150
$100
$50
Total Shareholder Return ($)
$17.20
$159.61
$151.70
$119.86
$8.89
$130.45
$100.00
$112.93
$100.00
$98.60
$1.86
$2.66
$0.62
$0.59
2020
2021
2022

# Adjusted EPS versus Compensation Actually Paid

Compensation Actually Paid ($ Millions)
Adjusted Earnings Per Share ($)
$20
$15
$10
$5
$0
$3.00
$2.50
$2.00
$1.50
$1.00
$8.89
$1.86
$1.43
$17.20
$2.66
$2.68
$0.62
$0.59
$2.69
2020
2021
2022

Principal Executive Officer

Average Non-Principal Executive Officer

Net Income

Principal Executive Officer

Average Non-Principal Executive Officer

Company TSR

Peer Group TSR

Principal Executive Officer

Average Non-Principal Executive Officer

Adjusted EPS

Net Income versus Compensation Actually Paid
•Net Income (as shown in the table and as the blue line in the graph above) includes the income from discontinued operations, which is comprised of a $550 million gain on the sale of our Distribution business in 2022. Therefore, in 2022, Net Income is not heavily correlated with Named Executive Officer compensation because of this one time gain that is not reflective of the underlying performance of the Company. Named Executive Officer compensation moved generally in tandem with improving results from 2020 to 2021.
Total Shareholder Return versus Compensation Actually Paid
•We believe the above graph shows that our Named Executive Officer compensation moved generally in tandem with both improving and declining TSR results over the Covered Years.
Adjusted EPS versus Compensation Actually Paid
•We believe the foregoing graph shows that our Named Executive Officer compensation has either tracked or, in the case of 2022, significantly lagged our performance as compared to Adjusted EPS over the Covered Years.

88 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2022, Robert E. Abernathy, Richard H. Fearon, Ernest Nicolas, Kerry J. Preete, and William A. Wulfsohn served on the Compensation Committee. None of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC during 2022.

RISK ASSESSMENT OF THE COMPENSATION PROGRAMS
As part of the Compensation Committee’s annual governance process, in October 2022 we conducted a formal assessment of our compensation programs to help confirm that they do not create risks that are reasonably likely to have a material adverse effect on Avient. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its October 2022 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to Avient included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation
As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in Avient’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The Compensation Committee of the Board of Directors
Robert E. Abernathy
Richard H. Fearon
Ernest Nicolas
Kerry J. Preete, Chair
William A. Wulfsohn
PROXY STATEMENT 2023 | Annual Meeting of Shareholders                    89

MISCELLANEOUS

MISCELLANEOUS PROVISIONS

VOTING AT THE MEETING
Shareholders of record at the close of business on the Record Date, March 14, 2023, are entitled to vote at the Annual Meeting. On that date, a total of 91,071,926 common shares were outstanding. Each share is entitled to one vote.
The affirmative vote of a majority of the common shares represented and voting, in person (including virtually) or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions, withhold votes, and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.
Directors are elected by a plurality of the votes of shares present, in person (including virtually) or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. A withhold vote or a broker non-vote with respect to a Director nominee will have no effect on the election of such Director nominee, as each withhold vote or broker non-vote would be one less vote in favor of a Director nominee whose election is subject to a plurality vote standard. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and/or voting instruction card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed in the “Proposal 1 – Election of Twelve Director Nominees to Our Board of Directors” section of this proxy statement becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.
The affirmative vote of holders of at least a majority of the shares cast, in person (including virtually) or by proxy, is the applicable vote standard for Proposal 2 and Proposal 3. However, because the votes to approve Named Executive Officer compensation and the frequency of the advisory vote to approve Named Executive Officer compensation are advisory, there are technically no minimum vote requirements for these proposals. In the case of the Say on Pay proposal, if there are a significant number of negative votes on the approval of Named Executive Officer compensation, we will seek to understand the concerns that influence the votes and expect to address them in making future decisions about our executive compensation programs. In the case of the Say on Frequency proposal, the Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote. An abstention or broker non-vote will have no effect on these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.
The affirmative vote of holders of at least a majority of the shares cast, in person (including virtually) or by proxy, is necessary for the approval of the amendment and restatement of the Avient Corporation 2020 Equity and Incentive Compensation Plan. An abstention or broker non-vote will have no effect on this proposal as abstentions or broker non-votes will not be counted in determining the number of votes cast.
The affirmative vote of holders of at least a majority of the shares cast, in person (including virtually) or by proxy, is necessary for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ended December 31, 2022. Because the proposal to ratify the appointment of EY is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
90 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

MISCELLANEOUS
We know of no other matters that will be presented at the Annual Meeting; however, if other matters do properly come before the Annual Meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

REVOKING A PROXY
If you are a shareholder of record, you may revoke your proxy before it is voted by: (i) sending a written notice to our Secretary bearing a later date than the previously delivered proxy, stating that you revoke your proxy; (ii) mailing a completed and signed proxy card bearing a later date than the previously delivered proxy; (iii) voting by telephone or internet at a later date than the previously delivered proxy; or (iv) participating in the Annual Meeting and voting electronically online during the Annual Meeting.
Persons entitled to direct the vote of shares held by the Avient Retirement Savings Plan may revoke their proxy and voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee. If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy, or participate in the Annual Meeting and vote electronically online during the Annual Meeting.

SHAREHOLDER PROPOSALS
Any shareholder who wishes to submit a proposal in accordance with Rule 14a-8 promulgated under the Exchange Act to be considered for inclusion in next year’s proxy statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 30, 2023. We suggest that all proposals be sent by certified mail, return receipt requested.
Additionally, a shareholder may submit a proposal, including the nomination of Directors, for consideration at the 2024 Annual Meeting, but not for inclusion in next year’s proxy statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) or Regulation 12(b), as applicable, of our Regulations. In general, Regulation 8(c) and Regulation 12(b) provide that, to be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2024 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the Annual Meeting, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th calendar day prior to the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.
Our proxy materials for the Annual Meeting will be released to shareholders beginning March 29, 2023. Sixty days prior to the first anniversary of this date will be January 29, 2024, and 90 days prior to the first anniversary of this date will be December 30, 2023. Our proxies for the 2024 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c) or Regulation 12(b), as applicable. For business to be properly requested by a shareholder to be brought before the 2023 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c) or Regulation 12(b), as applicable, not just the timeliness requirements set forth above.
In addition to satisfying the requirements under our Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Avient's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company's shares entitled to vote on the election of directors in support of director nominees other than Avient's nominees), which notice must be postmarked or transmitted
PROXY STATEMENT 2023 | Annual Meeting of Shareholders 91

MISCELLANEOUS
electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the Annual Meeting (for the 2024 Annual Meeting, no later than March 12, 2024). If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

PROXY SOLICITATION
Avient is making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2022, to shareholders of record with this proxy statement.
We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2022, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Avient Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.
For the Board of Directors
Avient Corporation
Lisa K. Kunkle
Senior Vice President, General Counsel & Secretary
March 29, 2023

92 PROXY STATEMENT 2023 | Annual Meeting of Shareholders

APPENDIX A
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)
Senior management uses comparisons of adjusted net income from continuing operations attributable to Avient shareholders and diluted adjusted earnings per share (EPS) from continuing operations attributable to Avient shareholders, excluding special items, to assess performance and facilitate comparability of results. Senior management also uses adjusted operating income to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and how it may serve as a basis for future performance. In addition, adjusted operating income is a component of Avient’s annual employee incentive plans and is used in debt covenant computations.
Further, as a result of Avient's portfolio shift to a pure play specialty formulator, it has completed several acquisitions and divestitures which have resulted in a significant amount of intangible asset amortization. Management excludes intangible asset amortization from adjusted EPS as it believes excluding acquired intangible asset amortization is a useful measure of current period earnings per share.
Senior management believes the measures described above are useful to investors because they allow for comparison to Avient's performance in prior periods without the effect of items that, by their nature, tend to obscure Avient's operating results due to the potential variability across periods based on timing, frequency and magnitude. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.
A reconciliation of these measures to their most directly comparable GAAP measures is provided in the tables below.

	Year Ended December 31,
	2022	2021	2020
Net income from continuing operations attributable to Avient shareholders	$ 82.8	$ 151.8	$71.0
Special items, after tax(1)	116.2	50.0	24.8
Amortization expense, after-tax	49.0	44.9	33.6
Adjusted net income / EPS	$ 248.0	$ 246.7	$ 129.4
Diluted Shares	92.2	92.1	90.6
Adjusted EPS attributable to Avient common shareholders from continuing operations	$ 2.69	$ 2.68	$ 1.43

(1) Special items include charges related to specific strategic initiatives or financial restructuring such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant realignment costs, executive separation agreements; asset impairments; settlement gains or losses and mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results. The tax benefit or expense on the foregoing special items, non-recurring income tax items and adjustments to uncertain tax position reserves and deferred income tax valuation allowances are also included.

A-1

	Year Ended December 31,
Reconciliation of Pro Forma Adjusted Earnings per Share	2022	2021
Net (loss) income from continuing operations attributable to Avient shareholders	$ 82.8	$ 151.8
Special items, after tax	116.2	50.0
Amortization expense, after-tax	49.0	44.9
Adjusted net income from continuing operations excluding special items	248.0	246.7
APM pro forma adjustments to net income from continuing operations*	13.6	9.9
APM amortization expense, after tax*	19.1	21.1
Pro forma adjusted net income from continuing operations attributable to Avient shareholders	$ 280.7	$ 277.7
Weighted average diluted shares	92.2	92.1
Pro forma adjusted EPS - excluding special items	$ 3.04	$ 3.02
(*) Pro forma adjustment for 2022 is for the 8 months January - August 2022 APM results (period before Avient ownership) including the impacts of debt financing and prepayments on net income from continuing operations. 2021 pro forma includes the full 12 month impact for the year ended December 31, 2021.

Year Ended December 31, 2022
Free Cash Flow Calculation
Cash provided by operating activities	$ 398.4
Capital expenditures	(105.5)
Free Cash Flow	$ 292.9

Year Ended December 31, 2022
Reconciliation of Net Debt
Short-term and current portion of long term debt	$ 2.2
Total long-term debt, net	2,176.7
Unamortized discount and debt issuance cost	37.4
Total debt	$ 2.216.3
Cash	(641.1)
Net taxes due from sale of business	105.0
Adjusted cash	$ (536.1)
Net debt	$ 1,680.2

Year Ended December 31, 2022
Reconciliation to EBITDA and Adjusted EBITDA
Net (loss) income from continuing operations – GAAP	83.1
Income tax (benefit) expense	(19.3)
Interest expense	119.8
Depreciation and amortization from continuing operations	162.5
EBITDA	$ 346.1
Special items, before income tax	194.0
Interest expense included in special items	(26.0)
Depreciation and amortization included in special items	(5.5)
APM pro forma adjustments - 8 months 2022*	83.1
Adjusted EBITDA	$ 591.7
(*) Pro forma adjustment for January - August 2022 APM results (period before Avient ownership).

Year Ended December 31, 2022
Reconciliation of Pro Forma Sales - Avient
Sales	$3,396.9
APM pro forma adjustments - 8 months 2022*	256.1
Pro forma sales	$3,653.0
(*) Pro forma adjustment for January - August 2022 APM results (period before Avient ownership).
A-2

APPENDIX B

AVIENT CORPORATION
2020 EQUITY AND INCENTIVE COMPENSATION PLAN

(Amended and Restated Effective May 11, 2023)

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions. As used in this Plan:

(a)“Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c)“Board” means the Board of Directors of the Company.

(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)“Change of Control” means, except as otherwise provided for in an Evidence of Award, the occurrence (after the Effective Date) of any of the following events:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

(ii)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)“Common Shares” means the common shares, par value $0.01 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(h)“Company” means Avient Corporation, an Ohio corporation, and its successors.

(i)“Compensation Committee” means the Compensation Committee of the
Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 13 of this Plan.

(j)“Date of Grant” means the date provided for by the Compensation Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Compensation Committee takes action with respect thereto).

(k)“Director” means a member of the Board.

(l)“Effective Date” means May 14, 2020.

(m)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Compensation Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Compensation Committee, need not be signed by a representative of the Company or a Participant.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(p)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Compensation Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

(r)“Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common

Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Compensation Committee. The Compensation Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t)“Option Price” means the purchase price payable on exercise of an Option Right.

(u)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(v)“Participant” means a person who is selected by the Compensation Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(w)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(x)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(y)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(z)Plan” means this Avient Corporation 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective May 11, 2023.

(aa)    “Predecessor Plans” means the PolyOne Corporation 2010 Equity and Performance Incentive Plan and the PolyOne Corporation 2017 Equity and Incentive Compensation Plan, in each case including as may be (or may have been) amended or amended and restated from time to time.

(bb)    “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(cc) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(dd)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(ee)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ff)    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(hh)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under this Plan.

(a)Maximum Shares Available Under Plan.

(i)Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards to non- employee Directors contemplated by Section 9 of this Plan, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents, will not exceed in the aggregate (x) 5,000,000 Common Shares (consisting of 2,500,000 Common Shares that were approved by the Company's shareholders in 2020 and 2,500,000 Common Shares to be approved by the Company's shareholders in 2023) plus (y) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plans that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)Notwithstanding anything to the contrary contained in this Plan:
(A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)Limit on Incentive Stock Options; Full-Value Award Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 12 of this Plan: (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 5,000,000 Common Shares; and (ii) the number of Common Shares subject to awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units, awards to non-employee Directors contemplated by Section 9 of this Plan (other than Option Rights or Appreciation Rights), and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not, during the life of this Plan, in the aggregate exceed the sum of (A) 1,400,000 Common Shares, plus (B) only such number of Common Shares available under the PolyOne Corporation 2017 Equity and Incentive Compensation Plan (the “2017 Plan”) as of the Effective Date for awards under the 2017 Plan of restricted stock, restricted stock units, performance shares and performance units, awards to non- employee Directors contemplated by Section 9 of the 2017 Plan (other than option rights or appreciation rights), and other awards under Section 10 of the 2017 Plan.

(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, in no event will any non- employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000.

(e)Minimum Vesting. Notwithstanding anything in this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Common Shares available for awards under this Plan under Section 3(a)(i), as may be adjusted under Section 12 of this Plan, may be used for awards that do not at grant comply with such minimum vesting requirement; and provided, further, that awards granted to non-employee Directors shall not be subject to such minimum vesting requirement. Nothing in this Section 3(e) or otherwise in this Plan shall preclude the Committee, in is sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change of Control, or (ii) exercising its authority under Section 17(c) at any time following the grant of an award.

4.Option Rights. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee.

(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the death, disability, or termination of employment or service of a Participant or in the event of a Change of Control.

(g)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(h)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j)No Option Right will be exercisable more than 10 years from the Date of Grant. The Compensation Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Compensation Committee.

(k)The Compensation Committee may substitute, without receiving Participant permission, Appreciation Rights payable only in Common Shares (or Appreciation Rights payable in Common Shares or cash, or a combination of both, at the Compensation Committee’s discretion) for outstanding Options; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Options and the difference between the Market Value Per Share of the underlying Common Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Common Shares and the Option Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(l)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(m)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

5.Appreciation Rights.

(a)The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, in Common Shares or any combination thereof.

(ii)Each grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee on the Date of Grant.

(iii)Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(iv)Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(v)Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of a Tandem Appreciation Right may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. For the avoidance of doubt, the Option Price of an Option Right to which a Tandem Appreciation Right relates (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant of such related Option Right.

(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)Regarding Free-Standing Appreciation Rights only:

(i)Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Compensation Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Compensation Committee.

6.Restricted Stock. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(g)Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until and paid contingent upon the vesting of such Restricted Stock.

(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.Restricted Stock Units. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Compensation Committee may specify.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Compensation Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis based upon the vesting of such Restricted Stock Units.

(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

8.Performance Shares, Performance Units and Cash Incentive Awards. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each grant of Performance Shares or Performance Units or a Cash Incentive Award will be such period of time as will be determined by the Compensation Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(c)Each grant of Performance Shares, Performance Units or a Cash Incentive Award will specify Management Objectives regarding the earning of the award.

(d)Each grant will specify the time and manner of payment of Performance Shares, Performance Units, or a Cash Incentive Award that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)Any grant of Performance Shares. Performance Units or a Cash Incentive Award may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed maximums specified by the Compensation Committee on the Date of Grant.

(f)The Compensation Committee may, on the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares, as applicable, with respect to which such dividend equivalents are paid. Performance Units granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(g)Each grant of Performance Shares, Performance Units or a Cash Incentive Award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

9.Awards to Non-Employee Directors. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non- employee Director will be upon such terms and conditions as approved by the Compensation Committee, will be evidenced by an Evidence of Award in such form as will be approved by the Compensation Committee, and may provide for continued vesting or the earlier vesting of such award upon certain events, including in connection with or following a non-employee Director’s death, disability, or termination of service or a Change of Control. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which (except with respect to awards under Section 22 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under this Plan to a non- employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.

10.Other Awards.

(a)The Compensation Committee may, subject to limitations under applicable law and under Section 3 of this Plan, authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Compensation Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Compensation Committee shall determine.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c)The Compensation Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

(d)The Compensation Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares based upon the earning and vesting of such awards.

(e)Notwithstanding anything to the contrary contained in this Plan, any award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(f)Each grant of an award under this Section 10 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve, and will specify the time and terms of delivery of the applicable award.

11.Transferability.

(a)Except as otherwise determined by the Compensation Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Compensation Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Compensation Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)The Compensation Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or other awards under this Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

12.Adjustments. The Compensation Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin- out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Compensation Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change of Control, the Compensation Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Compensation Committee shall also make or provide for such adjustments in the numbers of Common Shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.Administration of the Plan.

(a)This Plan will be administered by the Compensation Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Compensation Committee hereunder. The Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Compensation Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Compensation Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith. In addition, the Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

(c)To the extent permitted by law, the Compensation Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under this Plan. The Compensation Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Compensation Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Compensation Committee or the subcommittee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

14.Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee or the Board from time to time or as required by applicable law or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Compensation Committee or the Board or under Section 10D of the Exchange Act and/or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company shall withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such

Common Shares on the date the benefit is to be included in Participant’s income. In no event shall the market value of the Common Shares to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.Amendments, Etc.

(a)The Board (and only the Board) may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change of Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 17(b) may not be amended without approval by the Company’s shareholders.

(c)If permitted by Section 409A of the Code, but subject to Section 17(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, or in the event of a Change of Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares, Performance Units or Cash Incentive Awards will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)Subject to Section 17(b) hereof, the Compensation Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 above, no such amendment shall materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its affiliates.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for any purpose in respect of such award.

(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.Governing Law. This Plan and all grants and awards and actions taken hereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.Effective Date/Termination. The PolyOne Corporation 2020 Equity and Incentive Compensation Plan was effective as of the Effective Date. This 2023 amendment and restatement of the PolyOne Corporation 2020 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement is approved by the Company's shareholders (the "Amendment and Restatement Date"). No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.Miscellaneous.

(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant shall have any rights as a stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

(g)The Compensation Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Compensation Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it shall be stricken and the remainder of this Plan shall remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Another Company.

Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

**AVIENT**

AVIENT CORPORATION
33587 WALKER ROAD
AVON LAKE, OH 44012

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**AVIENT CORPORATION**

**The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1, FOR Proposal 2, for EVERY YEAR for Proposal 3, and FOR Proposals 4 and 5.**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________________

**Nominees:**

01) Robert E. Abernathy
02) Richard H. Fearon
03) Gregory J. Goff
04) Neil Green
05) William R. Jellison
06) Sandra Beach Lin
07) Kim Ann Mink, Ph.D.
08) Ernest Nicolas
09) Robert M. Patterson
10) Kerry J. Preete
11) Patricia Verduin, Ph.D.
12) William A. Wulfsohn

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approval, on an advisory basis, of Named Executive Officer compensation. | ☐ | ☐ | ☐ |

**THIS PROXY AND VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

## Avient Corporation

**2023 ANNUAL MEETING OF SHAREHOLDERS**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D96736-P86301

**AVIENT CORPORATION**

**This proxy and voting instruction card is solicited by the Board of Directors for use at and in connection with the Annual Meeting of Shareholders to be held on May 11, 2023.**

The shares of common stock held will be voted as you specify on the reverse side.

**If no choice is specified, this proxy and voting instruction card will be voted FOR ALL nominees listed in Proposal 1, FOR Proposal 2, for EVERY YEAR for Proposal 3, and FOR Proposals 4 and 5.**

By signing this proxy and voting instruction card, you revoke all prior proxies and appoint Lisa K. Kunkle, Jamie A. Beggs, and Kristen A. Gajewski, and each of them, with full power of substitution, to vote the common shares of Avient Corporation, held of record on **March 14, 2023,** on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments or postponements.

**IMPORTANT NOTICE TO PARTICIPANTS IN THE AVIENT RETIREMENT SAVINGS PLAN:**

As a participant under the **Avient Retirement Savings Plan** (the "Plan"), **Fidelity Management Trust Company**, as Trustee of the Plan, has been requested to forward you important information concerning your rights as a participant in the Plan. The number of common shares you are eligible to direct the Trustee to vote is based on your balance in the Plan (based on your balance in the Avient Stock Fund) on **March 14, 2023**, the record date for the determination of shareholders eligible to vote at the Annual Meeting of Shareholders to be held on **May 11, 2023**.

We encourage you to exercise your rights under the Plan. Please review the enclosed documents carefully before deciding how to direct the Trustee. Because the common shares in the Plan are registered in the name of the Trustee, you will not be able to direct the common shares attributable to your interest in the Plan electronically online during the Annual Meeting of Shareholders. To give a proper direction, you must vote by returning this completed proxy and voting instruction card, signed and dated, in the enclosed envelope or by following telephone or internet voting procedures set forth in this proxy and voting instruction card. Directions must be received by **May 9, 2023.**

If you give a proper direction, the Trustee will vote the common shares attributable to your interest in the Plan as you direct, unless otherwise required by law. If you do not give a proper direction, the Trustee will vote the common shares attributable to your interest in the same proportion as the proper directions that the Trustee does receive, unless otherwise required by law.

Directions received after **May 9, 2023** will not be counted for common shares held in the Plan. Your direction to the Trustee is confidential and will not be disclosed unless required by law.

As a participant under the **Avient Retirement Savings Plan**, I hereby direct **Fidelity Management Trust Company** as Trustee of the Avient Retirement Savings Plan to vote (electronically online during the Annual Meeting of Shareholders or by proxy), as designated on the reverse side, the whole number of common shares of Avient Corporation that are held by the Trustee and attributable to my interest in the Plan on **March 14, 2023**, and also a proportionate number of shares as of such date to which no directions have been received, at the Annual Meeting of Shareholders to be held on **May 11, 2023**.

Address changes and comments can be directed to Avient's Investor Relations Department at investorrelations@avient.com

**See reverse for voting instructions.**